Exhibit 10.26

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(c) and Rule 24b-2

Neuren Pharmaceuticals Limited

and

ACADIA Pharmaceuticals Inc.

Licence Agreement

TABLE OF CONTENTS

Page no.

1	Definitions and Interpretation1
1.1	Definitions1
1.2	Interpretation8
2	Term9
3	Licence9
3.1	Grant of licence9
3.2	Right of First Negotiation outside the Territory10
3.3	Rights personal to ACADIA10
3.4	Section 365(n) of the Bankruptcy Code10
3.5	Manufacturing rights11
3.6	Technology Transfer and Cooperation11
3.7	No Implied License12
3.8	Failure to Develop or Commercialize12
4	Joint Steering Committee (“JSC”)13
4.1	Establishment and function13
4.2	Membership14
4.3	Meetings14
4.4	Decision making process14
4.5	Alliance Managers15
4.6	Exchange of information16
4.7	CMC16
5	Development16
5.1	Development Activities16
5.2	Development Plan16
5.3	Rett Syndrome17
5.4	Fragile X Syndrome18
5.5	Other Activities18
5.6	FDA and other Approvals19
5.7	Rights to Data20
6	Regulatory Compliance20
7	Commercialization21
7.1	Commercial launch21
7.2	Commercialization in the Field in the Territory21
7.3	Actions21
7.4	Commercialization Plan22
7.5	Commercialization Obligations22
7.6	Marketing and sale22
7.7	Promotional Materials23
8	Restrictions23
8.1	Neuren not to sell or export Product in Territory23
8.2	ACADIA not to sell or export Product outside the Field24
8.3	Non-exclusive remedy for breach of clause 8.1(d)24
9	Warranties by ACADIA25
9.1	ACADIA representations25
9.2	Exclusion26
10	Warranties by Neuren26
10.1	Neuren representations26
10.2	Exclusion27
11	Sub-Licenses27
11.1	Appointment27
11.2	Compliance with sub-licence28
11.3	Responsibility of ACADIA28
11.4	Sublicense to Affiliates28
11.5	Sub-Licensee royalties28
11.6	Sublicenses by Neuren28

Licence Agreement½Page i

12	Fees and Royalties28
12.2	Priority review voucher29
12.3	Royalties29
12.4	Translation of Foreign Currency Sales29
12.5	Payment30
12.6	Tax30
12.7	Fully Paid Licenses30
13	Default interest30
13.1	ACADIA to pay interest30
13.2	Calculation of interest30
13.3	Other remedies unaffected30
14	ACADIA to keep accounts and records30
15	Confidential Information31
15.1	Confidential Information to be kept confidential31
15.2	Prior consent31
15.3	Disclosure to employees and contractors31
15.4	Compliance by employees and contractors31
15.5	Reasonable steps and precautions32
15.6	Uncertainty as to confidentiality32
15.7	Unauthorised disclosure32
15.8	Exceptions to obligations32
15.9	Authorized disclosures32
15.10	Survival of obligations33
15.11	Publications33
15.12	Prior Confidentiality Agreement33
15.13	Equitable Relief34
16	Improvements34
16.1	Improvements34
16.2	Improvements solely made by Neuren34
16.3	Improvements solely made by ACADIA34
16.4	Improvements made jointly by Neuren and ACADIA34
16.5	Execution of further documents34
17	Prosecution and maintenance of Patents34
17.1	Patents applied for as of the Commencement Date34
17.2	Patents applied for after the Commencement Date35
17.3	Obligations in respect of Patents35
17.4	Cooperation; ACADIA Step In Rights35
18	Infringement of IP and Proceedings36
18.1	Reporting infringement of Neuren IP36
18.2	Allegations of invalidity of Neuren IP36
18.3	Conduct of proceedings with respect to Neuren IP36
18.4	Infringement of Third Party rights38
19	Termination38
19.1	Termination by Neuren38
19.2	Termination by ACADIA38
19.3	Termination by either party for breach39
20	Rights on Termination39
20.1	Termination without prejudice to rights or obligations of parties39
20.2	Effect of any termination39
20.3	Additional effect of termination under Clause 19.2 or by Neuren under Clause 19.1 or 19.339
20.4	Survival41
21	Liability, Indemnity and Insurance41
21.2	Indemnity by ACADIA41
21.3	Indemnity by Neuren42
21.4	Indemnification Procedures42
21.5	No liability for consequential loss42
21.6	Product recall43
22	Publicity43
23	Force majeure44

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24	Notices44
24.1	Method44
24.2	Receipt44
24.3	Address of parties44
25	Disputes45
25.1	No arbitration or court proceedings45
25.2	Notice45
25.3	Initial Period45
25.4	Final Resolution45
25.5	Costs46
26	General46
26.1	Entire agreement46
26.2	Paramountcy of Agreement46
26.3	No merger46
26.4	Amendment46
26.5	Assignment; Change of Control46
26.6	Severability47
26.7	Waiver47
26.8	Rights, remedies additional47
26.9	Further assurances47
26.10	Costs47
26.11	Electronic delivery of document47
26.12	Counterparts48
26.13	Termination of Exclusivity Deed48
26.14	Governing law and jurisdiction48

FEE schedule49

SCHEDULE OF PATENTS AND PATENT APPLICATIONS52

Exhibit a53

Licence Agreement½Page iii

THIS LICENCE AGREEMENT is made on August 6, 2018

PARTIES

NEUREN PHARMACEUTICALS LIMITED

of Suite 201, 697 Burke Road, Camberwell, Victoria, 3124, Australia

(“Neuren”)

and

ACADIA PHARMACEUTICALS INC.

of 3611 Valley Centre Drive, Suite 300, San Diego, California, USA

(“ACADIA”)

BACKGROUND

A	Neuren is the owner of the Neuren IP and is entitled to grant ACADIA a licence to use the Neuren IP.
B

Subject to the terms and conditions of this Agreement, Neuren has agreed to grant ACADIA an exclusive licence to use the Neuren IP to make, use, sell, offer for sale, import, manufacture, market, promote, and distribute the Compound and any Product within the Field within the Territory.

C	The parties have agreed to conduct a co‑development program in respect of the Compound as set out in this Agreement.

AGREED TERMS

1	Definitions and Interpretation
1.1	Definitions

In this Agreement, unless the context requires otherwise:

“Affiliate” means, with respect to a party to this Agreement, any person, corporation, partnership, or other entity that controls, is controlled by, or is under common control with that party.  For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of 50% or more of the voting stock of such entity, or by contract or otherwise.

“Agreement” means this agreement including the recitals, any schedules and any annexures.
“Alliance Manager” has the meaning given to that term in clause 4.5(a).
“Business Day” means a day other than a Saturday, Sunday or public holiday in Melbourne, Victoria, or San Diego, California (as appropriate).

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“Change of Control” of any Party means any of the following:
(a)	either
(i)	a Third Party acquires directly or indirectly the beneficial ownership of voting securities of such Party; or
(ii)	the beneficial ownership by a Third Party of voting securities of such Party is increased through stock redemption, cancellation or other recapitalization, in either case of paragraph (a)(i) or (ii), where
(A)

such Third Party is, directly or indirectly, the beneficial owner of voting securities representing less than 50% of the total voting power of all of the then-outstanding voting securities of such Party immediately prior to such acquisition or increase; and

(B)

immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all of the then-outstanding voting securities of such Party;

(b)

the consummation of a merger, consolidation, recapitalization, or reorganization of such Party, in which transaction the beneficial owners of outstanding voting securities of such Party immediately prior to such transaction do not beneficially own, directly or indirectly, at least 50% of the total voting power of all of the then-outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction;

(c)

the stockholders or equity holders of such Party approve a plan of complete liquidation of such Party, or an agreement for the sale or disposition by such Party of all or a substantial portion of such Party’s assets, other than pursuant to the transaction as described above or to an Affiliate; or

(d)	the sale or other transfer to a Third Party of all or substantially all of such Party’s assets, including those relating to the Compound and Product.
“CMC” means chemistry manufacturing and controls.
“Commencement Date” means the date of execution of this Agreement by the last party to execute it.

“Commercialize” and “Commercialization” means all activities undertaken with respect to or in support of the marketing, promotion, selling, offering for sale, and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling and delivering the applicable Product to customers) of any Product, including manufacturing Product for commercial sale, planning, market research, Pre-Marketing, sales force efforts, detailing, advertising, educating, marketing, the creation and approval of Promotional Materials, promoting, importing, exporting, sales,  distributing, pricing, customer and government contracting,  and medical affairs, including post-marketing safety surveillance and reporting, medical education, medical information, clinical science liaison activities, health economics and outcomes research, publications and investigator initiated research studies.

“Commercialization Plan” has the meaning given to that term in clause 7.4.

“Commercially Reasonable Efforts” means, in respect of a party, those efforts and resources consistent with the usual practices of that party in pursuing the Development or Commercialization of its own pharmaceutical products that are of similar market potential as the Compound or the relevant Product, taking into account all relevant

Licence Agreement½Page 2

factors including product labelling or anticipated labelling, present and future market potential, past performance of the Compound or the relevant Product and such party’s other pharmaceutical products that are of similar market potential, financial return, medical and clinical considerations, present and future regulatory environment and competitive market conditions, all as measured by the facts and circumstances at the time such efforts are due, and considering, without limitation, the following factors in assessing the efforts and resources used by such party:

(a)	prompt assignment of responsibility for the relevant obligation to appropriate personnel who are responsible for monitoring progress on an on-going basis;
(b)	establishment and measurement of achievement of objectives for carrying out such obligations; and
(c)	allocation of resources designed to allow progress with respect to such objectives.

“Competing Product” means any product, other than the Compound and Product, being developed or commercialized for any indication for which development or commercialization of any Compound or Product is being undertaken by the parties under this Agreement or is otherwise subject to a Development Plan under discussion by the JSC or approved by the JSC and being executed, including Rett Syndrome, Fragile X Syndrome, and any additional indication the parties elect to pursue pursuant to clause 5.5 herein.

“Compound” means:

(a) Trofinetide, also known as NNZ-2566, having the structure set forth in Exhibit A, including all salts, esters, mixtures, hydrates, isomers, solvates, complexes, isotopalogs, polymorphs, resinates, metabolites, impurities, or degradation products of trofinetide; and

(b) Each of the other compounds that fall within the scope of the formulae set forth in the specifications of the Patents, excluding compounds within the scope of the claims of US patent numbers […***…].

“Confidential Information” means confidential documents, technology, Know-how or other information (whether or not patentable) actually disclosed or made available by one party or its Affiliates to the other party or its Affiliates pursuant to this Agreement or the Prior Confidentiality Agreement, including without limitation all confidential information regardless of form that relates to the disclosing party, its Affiliates, and their businesses or affairs, any Methodology and any Know-how transferred from one party to the other party pursuant to clause 3.6.

“Control” means, with respect to any Patent, Know-how, trademark or other intellectual property rights, ownership or possession by a party or any of its Affiliates of the ability (without taking into account any rights granted by one party to the other party under the terms of this Agreement) to grant access, a license or a sublicense to such Patent, Know-how, trademark or other intellectual property right without violating the terms of any agreement or other arrangement with, or necessitating the consent of, any Third Party, at such time that the party would be first required under this Agreement to grant the other party such access, license or sublicense.

“Development” means all activities described in clause 5, and otherwise conducted in pursuit of new and revised Marketing Authorisations.

“Development Milestone Fees” means the development milestone fees specified in Part 2 of the Fee Schedule.

Licence Agreement½Page 3

*** Confidential Treatment Requested

“Development Plan” means a plan for Development of the Compound and Product as referred to in clause 5.

“Encumbrance” means any mortgage, lien, hypothecation, charge (whether fixed or floating), bill of sale, caveat, pledge, claim, trust arrangement, preferential right, right of set-off, title retention or other form of encumbrance.

“Exclusivity Period” means, on a country by country basis in the Territory, and Product by Product basis, the period commencing on the Commencement Date and ending on the later to occur of:
(a)	the date of expiry of the last Valid Claim that would be infringed by an authorised sale of the relevant Product in the relevant country;
(b)	the date of expiry of the term of any data exclusivity right in such country; and
(c)	10 years after the date of the First Commercial Sale of the Product in such country.
“FDA” means the United States of America Food and Drug Administration or its successor.
“FDA Approval” means the approval by the FDA for a New Drug Application made in respect of any Product.
“Fees” means the Phase II Reimbursement Fee, the Development Milestone Fees and the Sales Milestone Fees.
“Field” means any and all uses of the Compound or any Product, including in Rett Syndrome and Fragile X Syndrome.

“First Commercial Sale” means, the first sale or transfer of a Product in a given country or other regulatory jurisdiction in the Territory by or on behalf of ACADIA or its Sub-Distributor to a third party, other than for evaluation, research or clinical trial purposes or any not-for-profit or compassionate uses, in exchange for cash or some equivalent to which value can be assigned, and following receipt in that part of the Territory of all Marketing Authorisations and other approvals necessary to sell or transfer that Product in that part of the Territory.

“Generic Product” means, on a Product-by-Product and country-by-country basis, any pharmaceutical product sold by a third party, other than as a Sub-Licensee to this Agreement that:
(a)	contains the same active ingredients as the applicable Product, in the same dosage form (e.g., oral) as the applicable Product;
(b)	is approved by the regulatory authority in such country as a substitutable generic for such Product; or
(c)

is approved in the applicable field by a regulatory authority pursuant to an NDA (or an equivalent application for regulatory approval filed outside the U.S.), contains the active ingredients in the Product, and relies on the finding of safety and/or effectiveness in the regulatory approval of the Product.

“Government Agency” means:
(a)	a government or government department;
(b)	a governmental, semi-governmental, regulatory or judicial entity or authority; or
(c)	a person (whether autonomous or not) who is charged with the administration of a law.

Licence Agreement½Page 4

“Improvements” means any improvement, modification, adaption, innovation or invention specifically relating to any Compound, any Product, Methodology or the Neuren IP, whether patentable or not, discovered, made, conceived or generated in the course of activities conducted by or on behalf of a party or its Affiliates (or jointly by both parties or their Affiliates) pursuant to this Agreement, including all Know-how in respect of same, and any test results and other data generated by or on behalf of any party or its Affiliates in respect of any Compound or Product or any Marketing Authorisation of any Product.

“IND” means an Investigational New Drug Application filed with the FDA in the United States of America or a corresponding application filed with a Government Agency in any other country in the Territory, in each case together with all amendments and supplements thereto.

“Infringement” means:
(a)

any actual or alleged infringement by a Third Party of any part of the Neuren IP, including pursuant to a Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application (i.e., an action under the Hatch-Waxman Act); or

(b)	any person alleging that use or exploitation of any part of the Neuren IP infringes any rights of that person.
“Intellectual Property Rights” means all intellectual and industrial property rights of whatever nature (whether or not registered or registrable) including, but not limited to:
(a)	patents, copyrights, designs, trademarks, trade secrets, Know-how and the right to have Confidential Information kept confidential; and
(b)	any application or right to apply for registration of any of the rights in paragraph (a) and all renewals and extensions of those rights.
“JSC” means the Joint Steering Committee established and operated in accordance with clause 4.
“Joint Improvement” means an Improvement made or acquired jointly by Neuren and ACADIA in accordance with clause 16.4.

“Know-how” means any information, ideas, data, inventions, methods, processes, techniques, discoveries, works of authorship, data, results, trade secrets, technology, or materials, including formulations, molecules, assays, reagents, compounds, compositions, human or animal tissue, samples or specimens, and combinations or components thereof, whether or not proprietary or patentable, or public or confidential, and whether stored or transmitted in oral, documentary, electronic or other form, including all regulatory documentation, but excluding any such information or materials publicly disclosed in Patents.

“Marketing Authorisations” means the approval of a marketing authorisation application, or any equivalent authorisation, in respect of a Product that is made by a Government Agency located in the Territory and which, once granted, entitles a party to market and sell that Product in that part of the Territory and in respect of the United States of America, includes the FDA Approval.  Marketing Authorisations do not include INDs.

“Methodology” means the methodology developed by a party or its Affiliates, and any information related to such methodology provided to the other party by a party or its Affiliates from time to time (in whatever form), in each case relating to the design, Development, manufacture, production or distribution of a Product, including any Improvements to such methodology.

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“NDA” means a New Drug Application filed with the FDA in the United States of America or a corresponding application filed with a Government Agency in any other country in the Territory, in each case together with all amendments and supplements thereto.

“Net Revenue” means, with respect to a Product in a country or territory, the gross amount invoiced by ACADIA, ACADIA Affiliates and any Sub-Licensee to unrelated third parties, excluding any Sub-Licensee, for any sale or disposition of that Product in that country or territory (as applicable), less the following deductions to the extent that they are directly related and applicable to sales of the Product:

(a)	trade, quantity and cash discounts allowed;
(b)

commissions, discounts, refunds, rebates (including, but not limited to, wholesaler inventory management fees), chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price;

(c)	actual Product returns and allowances; and
(d)

any tax imposed on the production, sale, delivery or use of that Product, including, without limitation, sales, use, excise or value added taxes provided that such tax is included in the gross invoiced amount and a bona fide deduction from gross invoiced sales in ACADIA’s external reporting of sales of that Product under U.S. Generally Accepted Accounting Principles (“US GAAP”).

Such amounts shall be determined from the books and records of ACADIA, ACADIA Affiliates and Sub-Licensees, maintained in accordance with US GAAP or, in the case of ACADIA Affiliates and Sub-Licensees, such similar accounting principles, consistently applied.  ACADIA further agrees in determining such amounts, it will use ACADIA’s then current standard procedures and methodology, including ACADIA’s then current standard exchange rate methodology for the translation of foreign currency sales into U.S.  Dollars or, in the case of ACADIA Affiliates and Sub-Licensees, such similar methodology, consistently applied.

For the purposes of calculating Net Revenues, sales or dispositions of Products among ACADIA, ACADIA Affiliates and Sub-Licensees intended for resale shall be excluded from the calculation of Net Revenues, but rather the sale of such Products by ACADIA, ACADIA Affiliates and Sub-Licensees to Third Parties that are not Sub-Licensees shall be included in the calculation of Net Revenues.  Net Revenues shall exclude sale or distribution of Products, at or below the manufacturing cost, for use for marketing, regulatory, development or charitable purposes, such as clinical trials, compassionate use, named patient use, or indigent patient programs.

For Products which comprise a Compound and at least one other active ingredient, whether packaged together or in the same therapeutic formulation and in any dosage (“Combination Products”), the Net Revenues for such Combination Products shall be adjusted by multiplying the actual Net Revenues by the fraction A/(A+B) where A is the actual average of the invoice price (on a per unit basis) of the Product that is part of the Combination Product in the relevant country, if sold separately, and B is the sum of the actual average of the invoice price (on a per unit basis) of the other active component that is part of the Combination Product in the relevant country, if such other active component is sold separately.  If the other component is not sold separately, then the actual Net Revenues shall be adjusted by multiplying the actual Net Revenues by the fraction A/C where A is the actual average of the invoice price (on a per unit basis) of the Product that is part of the Combination Product in the relevant country, if sold separately, and C is the actual average of the invoice prices (on a per unit basis) of the Combination Product in the relevant country.  If neither of the foregoing applies, then ACADIA shall determine the Net Revenues of the Combination Product in good faith based on the respective values of the components of such Combination Product.

Licence Agreement½Page 6

“Neuren IP” means all of the Intellectual Property Rights in or relating to the Compound or any Product owned or Controlled by Neuren or its Affiliates, including the Patents, the Methodology, the Know-how in or relating to the Compound, any Product and any Improvements solely made or acquired by Neuren or its Affiliates during the Term.

“Patents” means:

(a)	all patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications that are:
(i)	set out in the Schedule of Patents and Patent Applications; or
(ii)	that are filed in accordance with clause 17.2 (which shall be added to such schedule) or otherwise added to such schedule by agreement in writing between the parties; and
(b)

any renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention and patent applications, and any all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

“Phase II Clinical Study” means a clinical study for a Product in humans conducted to evaluate the efficacy of the drug for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with the drug, as described in 21 C.F.R. §312.21(b) or the equivalent regulation outside the United States (and any amended or successor regulations).

“Phase II Reimbursement Fee” means the fee specified in part 1 of the Fee Schedule to reimburse development costs incurred by Neuren.

“Phase III Clinical Study” means a human clinical trial for a Product, the principal purpose of which is to gather safety and efficacy data of one or more particular doses in patients being studied that is needed to evaluate the overall benefit and risk relationship of the Product, as more fully defined in 21 C.F.R. §312.21(c) or the equivalent regulation outside the United States (and any amended or successor regulations), and is intended to support approval of an NDA and labeling (or marketing authorisation application).

“Pre-Marketing” means all sales and marketing activities undertaken prior to and in preparation for the launch of a Product in the Territory.  Pre-Marketing shall include market research, key opinion leader development, advisory boards, medical education, disease-related public relations, health care economic studies, sales force training and other pre-launch activities prior to the First Commercial Sale of that Product in a given country or other regulatory jurisdiction in the Territory.

“Prior Confidentiality Agreement” means the Confidentiality Deed between Neuren and ACADIA dated […***…].

“Product” means any product developed by or on behalf of Neuren or ACADIA containing a Compound as an active ingredient, alone or in combination with one or more other active pharmaceutical ingredient(s), in any dosage form or formulation.

“Promotional Materials” means all written, printed, video or graphic advertising, promotional, educational and communication materials (other than any Product labels and package inserts) for marketing, advertising and promoting of the Compound or any Product.

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*** Confidential Treatment Requested

“PVA” means the pharmacovigilance agreement to be established in accordance with clause 6(e).
“Quarter” means each period of three consecutive months ending on 31 March, 30 June, 30 September or 31 December in any year.

“Regulatory” means all activities regarding filing for, obtaining and maintaining any IND, NDA or Marketing Authorisation, including those described in clause 6, in support of Development and Commercialization activities.

“Royalty” means the royalty payable by ACADIA to Neuren in respect of Products sold by ACADIA, ACADIA’s Affiliates and all Sub-Licensees as set forth in clause 12.3 and specified in part 4 of the Fee Schedule.

“Sales Milestone Fees” means the sales milestone fees specified in part 3 of the Fee Schedule.
“Sub-Licensee” means:
(a)

any Third Party that has received a sublicense from ACADIA or its Affiliates under the Neuren IP to use, sell, offer for sale or import any Product in the Field in the Territory pursuant to clause 11.1, beyond the mere right to purchase Products from or to provide services on behalf of ACADIA and its Affiliates; and

(b)	any Third Party appointed by ACADIA or its Affiliates to manufacture any Compound or Product for ACADIA or its Affiliates.

“Tax” means any tax, levy, impost, duty, charge, deduction, or withholding of whatever kind (together with any related interest, penalty, fine or expense) that is imposed by law or any Government Agency.

“Term” has the meaning given to that term in clause 2.
“Territory” means the United States, Canada and Mexico.
“Third Party” means any person or entity other than ACADIA, Neuren or their respective Affiliates.
“U.S.” or “United States” means the United States of America and its territories and possessions.

“Valid Claim” means a claim of an issued and unexpired Patent, to the extent such claim has not been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final order, from which no further appeal can be taken, and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer.

1.2	Interpretation

In this Agreement, unless the context requires otherwise:

(a)	the singular includes the plural and vice versa;
(b)	words denoting any gender include all genders;
(c)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;
(d)	a reference to a party, clause, paragraph, schedule or annexure is a reference to a party, clause, paragraph, schedule or annexure to or of this Agreement;
(e)	a reference to this Agreement includes any schedules or annexures;

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(f)	headings are for convenience and do not affect interpretation;
(g)	the background or recitals to this Agreement are adopted as and form part of this Agreement;
(h)	a reference to any document or agreement includes a reference to that document or agreement as amended, novated, supplemented, varied or replaced from time to time;
(i)	a reference to “$”, “US$”, USD or “dollar” is a reference to the currency of the United States;
(j)	a reference to a party includes its executors, administrators, successors, substitutes (including persons taking by novation) and permitted assigns;
(k)	a reference to writing includes any method of representing words, figures or symbols in a permanent and visible form;
(l)	words and expressions denoting natural persons include bodies corporate, partnerships, associations, firms, governments and governmental authorities and agencies and vice versa;
(m)	a reference to any legislation or to any provision of any legislation includes:
(i)	any modification or re‑enactment of the legislation;
(ii)	any legislative provision substituted for, and all legislation, statutory instruments and regulations issued under, the legislation or provision; and
(iii)	where relevant, corresponding legislation in any Australian State or Territory;
(n)	no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this Agreement or any part of it
(o)	the word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction are mutually exclusive; and
(p)	the words “including”, “for example”, “such as” or other similar expressions (in any form) are not words of limitation.
2	Term

This Agreement will commence on the Commencement Date and will continue until terminated under clause 19 (or any other clause of this Agreement that gives a party a right to terminate) (“Term”).

3	Licence
3.1	Grant of licence

Neuren and its Affiliates hereby grant to ACADIA, for the Term:

(a)

an exclusive licence under the Neuren IP and Neuren’s rights (including any Intellectual Property Rights) in any Joint Improvements solely to make, have made (subject to Neuren’s reserved rights in clause 3.5(b)), use, develop, sell, offer for sale, import, export and otherwise Commercialize, and including the right to manufacture, have manufactured, market, promote, advertise, and distribute, any Compound and any Product within the Field and within the Territory; and

(b)	the right to grant sub-licences under the Neuren IP to Affiliates and Sub‑Licensees in accordance with clause 11,

in accordance with the terms and conditions of this Agreement

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3.2	Right of First Negotiation outside the Territory
(a)

Neuren hereby grants to ACADIA a right of first negotiation to obtain a licence under the Neuren IP to make, have made, use, develop, sell, offer for sale, import, export, or otherwise Commercialize any Compound and any Product outside the Territory (“Potential Transaction”), within the same scope of rights as those offered by a Third Party or offered or proposed to be offered by Neuren (“ROFN”), in accordance with the terms and conditions of this clause 3.2.

(b)

Specifically, prior to soliciting from, making to or discussing with any Third Party any offer for any Potential Transaction, Neuren shall provide ACADIA notice in writing of Neuren’s interest in a Potential Transaction. Following receipt of such notification, ACADIA must notify Neuren within […***…] Business Days whether it wishes to negotiate with Neuren in respect of such Potential Transaction.

(c)

If ACADIA notifies Neuren in writing within the […***…] Business Days that it wishes to negotiate, ACADIA and Neuren shall exclusively negotiate in good faith with respect to such Potential Transaction for a period of […***…] days (or such longer period as agreed in writing by the parties). If, despite good faith negotiation by Neuren, the parties fail to reach an agreement with respect to the Compound and Product outside the Territory within such […***…]-day period (or such extension as the parties may mutually agree), then Neuren shall be free to enter into a license agreement with a Third Party with respect to the relevant Compound or Product with the same scope of rights as those offered to ACADIA; provided that, for a period […***…] after the end of negotiations between the parties, any such license agreement with a Third Party shall be on terms and conditions that are no more favourable to the Third Party than the terms and conditions last offered by ACADIA.

(d)

If ACADIA does not notify Neuren in writing within the […***…] Business Days that it wishes to negotiate in respect of such Potential Transaction, Neuren shall be entitled to enter into a license agreement with a Third Party for such Potential Transaction on terms and conditions it considers appropriate.

(e)

In the event Neuren receives an unsolicited offer from a Third Party with respect to a Proposed Transaction, Neuren shall promptly notify ACADIA of the existence and terms of such offer and allow ACADIA to exercise the ROFN in accordance with the procedures in clause 3.2(c) for a Potential Transaction of the same scope (i.e., territories and indications) as offered by such Third Party.

(f)

For clarity, this clause 3.2 shall apply on a country-by-country and indication-by-indication basis to the extent that Neuren determines to offer or enter into negotiations for the rights outside of the Territory by country or indication and not in their entirety.

3.3	Rights personal to ACADIA

Subject to clauses 11 and 26.5, the rights given by this Agreement are personal to ACADIA and are not saleable or transferable in any manner whatsoever except in accordance with this Agreement and ACADIA must not in any way encumber, mortgage or grant rights under this Agreement to any other person except in accordance with this Agreement, and any attempt to do so that is not in accordance with this Agreement will be void.

3.4	Section 365(n) of the Bankruptcy Code

All rights and licenses granted under or pursuant to any clause of this Agreement, including the licenses granted under this clause 3 are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S.  Code), as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code.  ACADIA will retain and may fully exercise all of its respective rights and elections under the Bankruptcy Code.

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Neuren agrees that ACADIA, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of applicable law outside the United States that provide similar protection for “intellectual property.”  Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.  Notwithstanding clause 23.14, intellectual property rights as set out in this clause 3.4 shall be dealt with in bankruptcy in accordance with US bankruptcy law.

3.5	Manufacturing rights
(a)

Neuren and its Affiliates hereby grant to ACADIA and its Affiliates a non-exclusive licence under the Neuren IP to develop, make and have made the Compound and any Product outside the Territory (and to the extent applicable import, export, transport, obtain customs clearance, warehouse, invoice, handle and deliver); provided that the Compound or Product is not sold, transferred, otherwise disposed of, used or supplied for use outside the Territory and is used solely for the purpose of making, having made, using, developing, selling, offering for sale, importing, exporting and otherwise Commercializing such Compound or Product within the Field and within the Territory.

(b)

Neuren reserves the non-exclusive right under the Neuren IP to manufacture Compound or Product or have Compound or Product manufactured on its behalf inside the Territory (and to the extent applicable import, export, transport, obtain customs clearance, warehouse, invoice, handle and deliver), provided that the Compound or Product is not sold, transferred, otherwise disposed of, used or supplied for use inside the Territory and is used solely for the purpose of making, having made, using, developing, selling, offering for sale, importing, exporting and otherwise Commercializing such Compound or Product outside the Territory.

3.6	Technology Transfer and Cooperation
(a)

Within […***…] days from the Commencement Date, Neuren will complete transfer of all Know-how, Methodology, materials and other Intellectual Property Rights to ACADIA necessary or reasonably useful to enable ACADIA to commence the formulation and manufacture of the Compounds in the Territory and otherwise to practice the licences and rights granted to it under this Agreement. From time to time thereafter, or upon the other party’s reasonable request during the Term, each party shall provide reasonable cooperation to the other party with respect to the conduct of the activities pursuant to this Agreement, including:

(i)

the transfer of any additional Know-How, Methodology, materials and other Intellectual Property Rights that are Controlled by such party to the other party to the extent necessary or reasonably useful to enable such other party to practice the licenses and rights granted to such other party under this Agreement: and

(ii)

providing the other party with technical assistance through personnel familiar with the Compound(s) to enable the Development and Commercialization of the Compound and Product, including any CMC and Methodology expertise in connection therewith, at the requesting party’s cost.

(b)

Without limiting clause 3.6(a), Neuren will maintain relationships with suppliers and vendors who conducted or were involved in Development of any Compound or Product to enable Neuren and ACADIA to have access to all documentation, data and other Know-How with respect to such activities as are necessary or reasonably useful for preparation and submission of an NDA for any Compound or Product. Alternatively, Neuren may secure all such documentation, data and other Know-How and transfer it to ACADIA pursuant to clause 3.6(a) to support preparation and submission of the NDA.

(a)

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(c)	Without limiting clause 3.6(a), Neuren shall:
(i)

identify on a schedule delivered by separate letter agreement all of the vendor or supplier agreements at the Commencement Date that relate to ongoing Development or CMC activities with any Compound or Product for the Territory (the “Contracts”); and

(ii)

use Commercially Reasonable Efforts to maintain good relationships with vendors, suppliers, contractors, and others providing services under the Contracts, and shall perform all of its obligations under the Contracts.

The parties will agree in good faith and undertake the actions reasonably required to ensure that those ongoing Development or CMC activities may continue after the Commencement Date without interruption.

For any Contracts that, following the Commencement Date, the parties agree should be assigned to ACADIA, (the “Assigned Contracts”), Neuren shall use Commercially Reasonable Efforts to promptly assign, transfer, convey and deliver to ACADIA, and ACADIA shall accept from Neuren, all right, title and interest in such Assigned Contracts free and clear of any and all Encumbrances.  Upon such assignment, ACADIA shall assume all obligations of Neuren under the Assigned Contracts arising on or after the date of assignment, but excluding any liabilities or obligations resulting or arising from any breach of or non-compliance with any such Assigned Contract by Neuren or any of its Affiliates (the “Assumed Liabilities”).  ACADIA shall not assume any liabilities or obligations of Neuren or its Affiliates other than the Assumed Liabilities, and any such liabilities or obligations of Neuren or its Affiliates shall remain the sole obligation and responsibility of Neuren and its Affiliates.  To the extent that there are any Contracts that the parties agree should be assigned, but which apply outside the Territory as well as in the Territory or that apply to other compounds or products of Neuren as well as any Compound or Product, if requested by ACADIA, Neuren will use Commercially Reasonable Efforts to modify such agreements as appropriate so that a modified version of the agreement that applies only to any Compound or Product for the Territory may be assigned to ACADIA and added to the list of Assigned Contracts.

Neuren represents and warrants to ACADIA that: the Contracts are the only contracts or agreements to which Neuren or any of its Affiliates is a party that pertain to ongoing Development or CMC activities with respect to any Compound or Product for the Territory; Neuren has provided ACADIA a true and complete copy of each Contract requested by ACADIA, and the Contracts are (and will be at the time of assignment if assigned) in full force and effect in accordance with their respective terms; and Neuren is (and will be at the time of assignment if assigned) in compliance in all material respects with its obligations under the Contracts and, to Neuren’s knowledge, (1) no other party to the Contracts has breached any of the Contracts in any material respect, and (2) there is no basis for termination of any of the Contracts.

3.7	No Implied License

No right or license under any intellectual property rights of a party is granted or shall be granted by implication to the other party.  All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

3.8	Failure to Develop or Commercialize
(a)

If, for a period of at least […***…], ACADIA ceases all development activities required by clause 5 (other than as a result of the failure of the Phase III Clinical Study for Rett Syndrome) or, following Marketing Authorisation and applicable regulatory approvals, all commercialization activities required by clause 7, in each case in relation to Rett Syndrome, and provided that such cessation was not directly attributable to circumstances outside the reasonable control of ACADIA (including delays due to regulatory or legal reasons), Neuren may give notice in writing to ACADIA requiring ACADIA to provide a written report within […***…] days of

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receipt of such notice detailing the steps and activities currently being undertaken and which will be undertaken by ACADIA within the following […***…] days to resume those activities required by clause 5 or clause 7, as applicable; provided, however, that this clause 3.8(a) shall only become effective upon the occurrence of one of the following events: (i) a Change of Control of ACADIA, (ii) ACADIA publicly discloses that it has abandoned Development of trofinetide, or (iii) ACADIA reports holding “cash and cash equivalents” and “investment securities available-for-sale” of less than US$[…***…] in the aggregate in its most recent consolidated balance sheet filed with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

(b)	If ACADIA:
(i)	fails to provide the required report in the applicable timeframe; or
(ii)	does not use Commercially Reasonable Efforts to undertake the steps or activities set forth in the report during the subsequent […***…] day period,

Neuren may terminate this Agreement in accordance with clause 19.1.

4	Joint Steering Committee (“JSC”)
4.1	Establishment and function
(a)	Within […***…] days after the Commencement Date, the parties shall establish the Joint Steering Committee (“JSC”).
(b)

Each party will retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion will be delegated or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the parties expressly agree to such delegation or vesting of rights in writing.

(c)	The JSC will only have the powers expressly assigned to the JSC by this Agreement, and will not have any power to amend, modify or waive compliance with this Agreement.
(d)	The JSC will perform the following functions:
(i)

responsibility for monitoring and reviewing the progress of the New Drug Application made in respect of any Compound or Product to the FDA, including reviewing and approving label modifications/changes resulting from dialogue with the FDA for any Compound or Product;

(ii)

remaining informed of the development and contents of all material regulatory submissions to Government Agencies in the Territory for Marketing Authorisations and all necessary filing and registration activities related to Marketing Authorisations for any Compound or Product;

(iii)	serve as a forum for consideration of and exchanging data and results generated by each Party relating to additional indications for any Compound or Product;
(iv)	review, approve any proposed amendments to, and monitoring execution of the Development Plan;
(v)	assess any proposals relating to the further Development of Compound or Product for Fragile X syndrome pursuant to clause 5.4(b) and for additional indications pursuant to clause 5.5;
(vi)	subject to clause 7, provide development, review and oversight of CMC for Compound or Product in the Territory;

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(vii)

inform and raise for discussion and consideration all material activities or decisions with respect to any Compound or Product outside of the Territory (e.g., initiation or termination of any study and material filings with regulatory authorities);

(viii)	review, comment on and approve any proposed scientific or academic publication by either party pursuant to the procedures in clause 15.11(a); and
(ix)	such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon in writing by the parties from time to time.
4.2	Membership
(a)

Neuren and ACADIA will each designate […***…] representatives (or any other number agreed in writing between the parties) of appropriate seniority, expertise and experience to serve on the JSC by written notice to the other party, such representatives to include individuals who have clinical trial and regulatory experience and expertise in pharmaceutical drug Development.

(b)

Either party may designate in writing substitutes for its representatives if one or more of such party’s designated representatives are unable to be present at a meeting, provided such substitutes have the appropriate seniority and experience.  From time to time each party may replace its representatives by written notice to the other party specifying the prior representative(s) and their replacement(s), provided such replacements have the appropriate seniority and experience.

4.3	Meetings
(a)

Meetings of the JSC will commence at a time to be mutually agreed upon by the parties but in any event the JSC will meet at least […***…] every Quarter during such time as Development under the Development Plan is ongoing, and in any case more or less frequently as ACADIA and Neuren deem appropriate or as reasonably requested by either such party, by means of teleconference, video conference, or in person as deemed necessary or appropriate.  Upon completion or termination of all Development activities set forth in the Development Plan, as mutually agreed upon by the parties, the JSC shall meet on an ad hoc or as reasonably requested by a party basis, but in any event […***…] every calendar year.

(b)

ACADIA and Neuren may each, on advance notice to the other party, invite non-member employees of such party or third party contractors of either of the parties to attend meetings of the JSC, provided that such non-member employees and third party contractors cannot take part in the decision making process and shall be subject to confidentiality obligations consistent with those set forth in clause 15.

4.4	Decision making process
(a)	The JSC may make decisions with respect to any subject matter that is subject to the JSC’s decision-making authority and functions as set out in this clause 4.4.
(b)	All decisions of the JSC will be made by unanimous vote or written consent, with ACADIA and Neuren each having collectively, among its respective members, one vote in all decisions.
(c)	The JSC will use Commercially Reasonable Efforts to resolve the matters within its roles and functions or otherwise referred to it.

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(d)

If the JSC cannot reach consensus on a matter within […***…] Business Days after such matter has been brought to the JSC’s attention, then such matter shall be first referred to the chief executive officers of the parties (“CEOs”).

(e)	The CEOs will use Commercially Reasonable Efforts to reach mutually acceptable resolutions on all such disputed matters.
(f)	If the CEOs are unable to resolve such dispute within […***…] Business Days after the dispute is first referred to them, the matter will be resolved as follows:
(i)

if the dispute relates to any Regulatory, manufacturing, CMC, Development, or Commercialisation activities for any Compound or Product in the Territory, including any amendment to the Development Plan regarding any Development activities for any Compound or Product in the Territory, ACADIA will have the final decision-making authority;

(ii)

If the dispute relates to any Regulatory, manufacturing, CMC, Development or Commercialisation activities for any Compound or Product outside the Territory in the same dosage form and amount for the same indication in which ACADIA is developing such Compound or Product in the Territory, Neuren will have the final decision-making authority but will use Commercially Reasonable Efforts to conduct any such activities in a manner that minimizes any adverse impact on any Compound or Product in the Territory.

(iii)	if the dispute relates to any other Regulatory, manufacturing, CMC, Development, or Commercialisation activities for the Product outside the Territory, except as to:
(A)	matters subject to clause 5.5(b); and
(B)	manufacturing or Development outside of the Territory by or on behalf of ACADIA in support of activities in the Territory as described in clause 3.5(a),

Neuren will have the final decision-making authority;

(iv)	if the dispute relates to any matters subject to clause 5.5(b), the dispute resolution procedure set out in clause 5.5(b) will apply; and
(v)	if the dispute relates to:
(A)	approval of a publication or presentation pursuant to clause 15.11; or
(B)

any other decision assigned to the JSC pursuant to this Agreement or as agreed upon in writing by the parties that specifically provides for dispute resolution pursuant to this clause 4(f)(iv), the dispute resolution procedure set out in clause 25.4 will apply.

(g)

Notwithstanding clause 4.4(f), neither party will exercise its right to finally resolve a dispute under this Agreement in a manner that excuses such party from any of its obligations specifically enumerated under this Agreement or in a manner that negates any consent rights or other rights specifically allocated to the other party under this Agreement.  In addition, in resolving a dispute under this Agreement, each party agrees to act in good faith.

4.5	Alliance Managers
(a)

Promptly following the Commencement Date, each party must designate an individual to serve as the main point of contact for each party to exchange information, facilitate communication and coordinate the parties’ Development, Regulatory, manufacturing and CMC activities relating to any Compound and

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Product and to provide day-to-day support to the JSC (each, an “Alliance Manager”).

(b)	Each Alliance Manager must be experienced in project management and have appropriate experience in the pharmaceutical industry.
(c)

The Alliance Managers may attend all meetings between the parties, including all JSC meetings, and, if applicable, must work together to resolve any deadlock between the parties in accordance with the procedures set out in this Agreement.

(d)	Each party may change its designated Alliance Manager from time to time upon written notice to the other party, provided that such replacement has the appropriate expertise and experience.
4.6	Exchange of information

Each party shall keep the other party informed as to its material progress and activities relating to the Development of any Compound and Product inside and outside the Territory, including with respect to Regulatory matters and meetings with Government Agencies, by way of updates to the JSC at its meetings or to the other party if the JSC is disbanded and as otherwise specified in this Agreement, or as reasonably requested from time to time by the other party.

4.7	CMC

Neuren and ACADIA acknowledge and agree that:

(a)

Neuren and ACADIA shall coordinate with respect to the conduct of all manufacturing and CMC activities for any Compound and Product, whether for use inside or outside the Territory, provided that ACADIA shall conduct and be responsible for the day-to-day operations and decision-making for such manufacturing and CMC activities;

(b)	As requested by the JSC, each party shall from time to time update the JSC with its progress in such manufacturing and CMC activities for its respective territory; and
(c)

In the event that a supply arrangement is entered into between the parties, such supply arrangement shall include reasonable allocation of available supply of the Compound or Product that prioritizes Commercialization and the Development Plan and the price of such supply to Neuren shall fairly recover the fully-burdened cost to ACADIA of providing such supply.

5	Development
5.1	Development Activities

Following the Commencement Date, Neuren and ACADIA shall discuss the Development Plan and coordinate and conduct all Development activities with respect to any Compound and any Product as set out in this clause 5, provided that ACADIA shall be responsible for the day-to-day operations and decision-making for all Development activities under the Development Plan or otherwise with respect to any Compound or any Product in the Territory.

5.2	Development Plan
(a)

Neuren and ACADIA have agreed to an initial Development Plan with respect to the Development of the Compound for Rett syndrome in the Territory, including development tasks, timelines and a budget, an overview of which is set out in a schedule delivered by separate letter agreement of the parties.

(b)	The Development Plan will be reviewed and amended from time to time by the JSC.
(a)

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(c)	All Development activities with respect to the Compound for Rett syndrome will be performed in accordance with the Development Plan.
(d)

Unless otherwise agreed in writing by the parties and subject to clause 3.6(c), Neuren shall execute and pay for the Development Plan activities to be performed by Neuren as set out in a schedule delivered by separate letter agreement of the parties.  If subsequent to the Commencement Date the JSC expands the scope of any of the Development Plan activities to be performed by Neuren as set out on the schedule delivered by separate letter agreement of the parties, the additional cost that results from such expansion of scope will be paid by ACADIA.  In the event that Neuren fails to execute and pay for any of the Development Plan activities set out in such schedule, and fails to cure such failure within […***…] days of written notice from ACADIA, then ACADIA shall have the right to undertake and pay for such activities, in which case ACADIA will then have the right to credit an amount equal to twice the amount ACADIA paid to undertake any of such activities against any remaining Fees and Royalties payable to Neuren.

5.3	Rett Syndrome
(a)

Neuren and ACADIA acknowledge that Neuren has undertaken clinical and non-clinical development with respect to the use of a Compound in relation to Rett Syndrome, including filing an IND in the United States.

(b)

Within […***…] days after the initial meeting of the JSC, the JSC shall confirm the specific activities of the parties with respect to the Development of a Compound for use in Rett Syndrome in the initial Development Plan set out in a schedule delivered by separate letter agreement of the parties, including development tasks, timelines and a budget, and propose amendments to the Development Plan as appropriate.

(c)

Effective upon receipt of payment of the Phase II Reimbursement Fee by Neuren, Neuren shall, and hereby does effective upon receipt of such payment, assign its IND filing in relation to Rett Syndrome and any other Regulatory filings for any Compound or Product in Rett Syndrome in the Territory to ACADIA.  To the extent not previously provided, upon assignment of the IND, Neuren shall provide ACADIA with copies of the applicable records and correspondence between Neuren and the FDA relating to the IND in accordance with the provisions of clause 3.6.

(d)

ACADIA will conduct further clinical and non-clinical development with respect to a Compound in accordance with the Development Plan and to support an initial NDA filing for Rett Syndrome in the United States, including a Phase III Clinical Study in Rett Syndrome (“Rett PIII Study”).

(e)

Except for the activities that shall be funded by Neuren in accordance with clause 5.2(d), ACADIA will fund such further clinical and non-clinical development and manufacturing of any Compound to support an NDA filing for Rett Syndrome in the United States pursuant to the Development Plan, including the Rett PIII Study.

(f)	ACADIA will be the sponsor and owner of the NDA for Rett Syndrome in the United States and any future Regulatory filings with respect to any Compound or Product in the Territory.
(g)

ACADIA will conduct, at its expense, further pre and post commercial development with respect to any Compound or Product in Rett Syndrome for the Territory required after submission of the initial NDA, including any post‑marketing studies and medical education activities.

(h)	Neuren will use Commercially Reasonable Efforts to support ACADIA with respect to all activities described in this clause 5.3.

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5.4	Fragile X Syndrome
(a)	Neuren and ACADIA acknowledge that Neuren has undertaken preliminary clinical and non-clinical development with respect to the use of a Compound in relation to Fragile X Syndrome.
(b)	Within […***…] of the Commencement Date, the parties will procure that the JSC:
(i)

develop and consider a proposal for the further development of a Compound in relation to Fragile X Syndrome pursuant to a Development Plan and budget, including the design of a Phase II Clinical Study to assess proof of concept in Fragile X Syndrome (“Fragile X Phase II Study”), taking into account any potential impact on the Development activities being undertaken in relation to Rett Syndrome, including in particular with respect to the supply of clinical trial material; and

(ii)	decide the appropriate roles and responsibilities for Neuren and ACADIA to develop such Compound for Fragile X Syndrome, including both clinical and non-clinical studies.

If the parties undertake the Fragile X Phase II Study, the JSC will, within a reasonable period following its conclusion, determine progression beyond the Fragile X Phase II Study and amend the Development Plan.

(c)

If the JSC determines that development of a Compound in relation to Fragile X Syndrome should occur through the conduct of the Fragile X Phase II Study, ACADIA will fund the conduct of the Fragile X Phase II Study in the United States pursuant to the Development Plan, up to US$[…***…] for all activities conducted pursuant to the Development Plan.

(d)

Subject to clause 5.4(e), if the costs of the Fragile X Phase II Study in the United States pursuant to the Development Plan exceed US$[…***…], the costs in excess of US$[…***…] will be shared equally by Neuren and ACADIA.

(e)	Neuren may defer its obligation to pay its share of excess costs in accordance with clause 5.4(d), by notice in writing to ACADIA. If Neuren defers its obligation:
(i)	ACADIA will fund Neuren’s share of the excess costs; and
(ii)

ACADIA will have the right to credit against any Development Milestone Fee owed to Neuren, other than the First Development Milestone Fee, an amount equal to twice the amount ACADIA paid to fund Neuren’s share of the excess costs.

(f)

For the purposes of clauses 5.4(c), (d) and (e), the funding and costs will only relate to external or Third Party costs and will not include the internal costs of either party.  Each party will be responsible for and bear its own internal costs of development.

(g)

If the JSC determines to proceed with further development of the Compound in relation to Fragile X Syndrome following completion of the Fragile X Phase II Study, ACADIA will fund all such further development.

(h)	Neuren will use Commercially Reasonable Efforts to support ACADIA with respect to all activities described in this clause 5.4.
5.5	Other Activities
(a)

From time to time, either party may submit a proposal for further development of any Compound in an indication other than Rett Syndrome or Fragile X Syndrome in the Territory or on a coordinated worldwide basis to the JSC.

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(b)

Neuren will inform the JSC and ACADIA of any additional activities it is proposing to undertake outside the Territory with respect to any Compound, including any further clinical development of the Compound in additional indications. If:

(i)

such activities are in respect to a Compound or Product, not being a Compound or Product in the same dosage form and amount for the same indication in which ACADIA is developing such Compound or Product in the Territory; and

(ii)	ACADIA believes any such additional activities would have a material negative effect (e.g., safety or pricing) on any Compound or Product in the Territory,

then within […***…] Business Days of notification, ACADIA shall have the right to have the JSC review such proposed activities prior to Neuren undertaking any such activities outside the Territory. The JSC will review in detail the potential studies and development activities to identify whether the studies or activities would be reasonably likely to materially adversely impact the Development and Commercialization of any Compound or Product in the Territory. In the event that the JSC determines that such studies or activities would be reasonably likely to materially adversely impact the Development or Commercialization of any Compound or Product in the Territory, then Neuren shall not undertake such activities; provided that if Neuren disputes the JSC determination, then such dispute shall be referred to the CEOs who will use Commercially Reasonable Efforts to reach mutually acceptable resolutions on all such disputed matters within […***…] Business Days. If the CEOs are unable resolve such dispute within […***…] Business Days after the dispute is first referred to them, then the dispute shall be resolved by an expedited arbitration process with one mutually agreed independent expert arbitrator with at least 15 years of experience and expertise with respect to clinical development and commercialization with respect to the matter in dispute. The arbitration shall be conducted in accordance with ICC Rules of Arbitration and conducted in San Francisco, California, with the decision of such expert arbitrator with respect to the additional development activities as final and binding on the parties.  In no event may the arbitrator make a decision that the JSC would not have the authority to make. For clarity, this clause 5.5(b) will not apply to any studies or activities referred to in clause 4.4(f)(ii).

(c)

ACADIA will inform and seek the approval of the JSC for any additional development activities it is proposing to undertake in the Territory with respect to any Compound or Product in additional indications. The JSC will review in detail the potential studies and development activities to identify a basis for proceeding, taking into consideration the commercial, scientific and clinical potential for such proposed additional development activities.

(d)

The JSC will assess any proposals for further development activities with any Compound or Product in additional indications and decide whether to continue and fund any such further development. For clarity, the JSC shall not be obligated to approve any further development of any Compound or Product in an additional indication that would adversely impact the development or commercialization of any Compound or Product in the Territory.

5.6	FDA and other Approvals
(a)

ACADIA will be responsible for all costs associated with any clinical and non‑clinical development of any Compound or Product in the Territory following submission of any initial NDA in the United States, including any Phase III Clinical Studies and post-marketing studies that are required by the FDA as a condition of granting the FDA Approval or that are otherwise required by ACADIA.  ACADIA will be responsible for conducting, at its own cost, any additional studies required

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to gain approval outside of the United States but in the Territory as determined solely at ACADIA’s discretion.
(b)

Neuren and ACADIA will each use all Commercially Reasonable Efforts to obtain all necessary approvals to Commercialize any Product from the FDA.  Each party will procure that, unless the urgency of the matter reasonably precludes it from providing the other party with an opportunity to review and/or comment on responses and submissions made or to be made to the FDA, that party will not respond to the FDA or otherwise make any submissions to the FDA without giving the other party a reasonable opportunity (not exceeding […***…] Business Days) to review and comment on the response and/or submission.  For the avoidance of doubt, ACADIA will have final decision-making authority with respect to such submissions.

(c)

Neuren representatives shall be entitled to attend all meetings with the FDA with respect to obtaining necessary approvals from the FDA to Commercialize any Product. The JSC will endorse attendee number and type based on meeting objective needs.

(d)	All Third Party charges for obtaining any necessary FDA Approval or Marketing Authorisation will be paid by ACADIA.
(e)

For countries in the Territory but outside the United States, ACADIA will use Commercially Reasonable Efforts to prepare and file, and be responsible for the preparation and filing of, all required applications for Marketing Authorisations.

(f)	ACADIA will be the holder and own all right, title and interest in and to all the Marketing Authorisations, subject to clause 20.3(a)(i).
5.7	Rights to Data

Each party grants to the other party a royalty free, fully paid-up, irrevocable and non-exclusive licence to the data generated from the Development of any Compound and any Product for Rett Syndrome, Fragile X Syndrome or any other application to the extent required by the other party for the development or commercial exploitation of any Compound or Product in its territory.  In the case of the licence granted by Neuren to ACADIA, the licence will continue for the Term and in the case of the licence granted by ACADIA to Neuren, the licence will be perpetual with respect to the Compound and Product outside of the Territory.

6	Regulatory Compliance
(a)

ACADIA must not market, distribute or sell any Product in any part of the Territory unless ACADIA has a Marketing Authorisation (if required by a Government Agency) for that Product in that part of the Territory.

(b)

ACADIA will be responsible for keeping itself informed about and complying with any relevant regulations and laws or agreements applying to the manufacturing, labelling, storage, distribution, marketing, promotion and sale of any Compound or any Product in all parts of the Field and Territory.

(c)

ACADIA agrees, at its sole cost and expense, to use Commercially Reasonable Efforts to maintain all Marketing Authorisations throughout the Term, including all supplemental applications, annual reports, variations or renewals thereof.

(d)

ACADIA shall, at its sole cost and expense, be responsible for all post-Marketing Authorisation approval reporting of Adverse Drug Events (ADEs) and post-marketing Product surveillance in the Territory, if and as required by Government Agencies in the Territory.  Neuren will provide ACADIA with a listing of all safety reports from clinical development and serious adverse event (SAE) reports including narrative (e.g. CIOMS II with narrative) from clinical development as

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well as source documentation and proof of where each case was submitted within […***…] days of after the Commencement Date.
(e)

As soon as reasonably practicable but in no case later than […***…] days of the Commencement Date, the parties shall enter into a global pharmacovigilance agreement (“PVA”) setting forth details with respect to the management of safety information including adverse events reports related to the Development and the Commercialization of the Products as well as a Safety Governance Structure and provisions ensuring Neuren has full rights of access to all such information and data.

(f)	ACADIA shall maintain a global safety database for the Products. Neuren reporting and right to information with respect to any Product shall be addressed in the PVA.
(g)

Neuren hereby grants to ACADIA, solely for the purposes set out in this Agreement, a right of reference or use to any and all Regulatory documentation Controlled by Neuren or any of its Affiliates relating to any Compound or Product that is existing as of the Commencement Date or generated from any clinical trial commenced by Neuren or any of its Affiliates after the Commencement Date, and Neuren agrees to sign, and cause its Affiliates to sign, any instruments reasonably requested by ACADIA in order to effect such grant.

(h)

ACADIA hereby grants to Neuren, solely for the purposes set out in this Agreement, a right of reference or use to any and all Regulatory documentation Controlled by ACADIA or any of its Affiliates relating to any Compound or Product that is existing as of the Commencement Date or generated from any clinical trial commenced by ACADIA or any of its Affiliates after the Commencement Date, and ACADIA agrees to sign, and cause its Affiliates to sign, any instruments reasonably requested by Neuren in order to effect such grant.

7	Commercialization
7.1	Commercial launch

ACADIA will be responsible for planning, forecasting and manufacturing or having manufactured all quantities of any Product required for launch of that Product in the Territory.

7.2	Commercialization in the Field in the Territory

During the Term, ACADIA shall be solely responsible for Commercializing any Product in the Territory for use in the Field, which Commercialization shall be in accordance with the Commercialization Plan and this Agreement.  ACADIA shall be responsible for 100% of the expenses (including Pre-Marketing and other Commercialization expenses) incurred by or on behalf of ACADIA (including any expenses incurred by Neuren at the written request of ACADIA) in connection with the Commercialization of any Product in the Territory for use in the Field.  Without limiting the foregoing, ACADIA shall use its Commercially Reasonable Efforts to launch and Commercialize any Product for use in the Field in each country in the Territory after the Marketing Authorisation (if applicable) and all other applicable regulatory approvals for that Product have been obtained in that country.

7.3	Actions

In developing strategies, making decisions and exercising its rights under this Agreement (including acting through its representatives on the JSC and its Alliance Managers), each party shall act in good faith and use its Commercially Reasonable Efforts to achieve the goal of the then-current Commercialization Plan.  For clarity, ACADIA shall be

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responsible for the day-to-day operations and decision-making for all Commercialization activities with respect to any Compound or any Product in the Territory.

7.4	Commercialization Plan
(a)

On an annual basis, ACADIA shall prepare a Commercialization plan with respect to the Commercialization of each Product in the Field in the Territory pursuant to this Agreement (as may be amended by ACADIA, the “Commercialization Plan”).  The Commercialization Plan for the first full year following commercial launch of the first Product for which an NDA is filed with the FDA will be provided to Neuren by ACADIA as soon as it is available but, in any event, no later than […***…] days after the filing of the NDA for such Product with the FDA.  Such initial Commercialization Plan shall provide a reasonably detailed plan for ACADIA’s (or its Affiliate’s or Sub-Licensee’s) Commercialization activities with respect to such Product, including pre-launch plans and launch plans, pricing, label expansion and market positioning (which information may be preliminary).  ACADIA may amend the Commercialization Plan from time to time in its discretion.

(b)

Throughout the Term, at each JSC meeting pursuant to clause 4.4, ACADIA shall update the JSC of progress in the Marketing Authorisations of the Product in the Territory, and Neuren shall provide the JSC updates of progress in the Marketing Authorisations of the Product outside the Territory.

(c)

During the first […***…] years after launch, appropriate executives of Neuren and ACADIA shall meet at least […***…] per calendar year to discuss and review the Commercialization Plan, if provided, and ACADIA’s progress towards achievement of the Commercialization Plan and to discuss and review the marketing and sales of each Product in the Territory.  Unless the parties otherwise agree, the meetings will take place in San Diego.

7.5	Commercialization Obligations
(a)	Without limiting any other provision of this Agreement ACADIA (or its Affiliate or Sub-Licensee, as applicable) shall be solely responsible for:
(i)	receiving, accepting and filling orders for any Product in the Field in the Territory;
(ii)	handling all returns of any Product in the Field in the Territory;
(iii)	controlling invoicing, order processing and collection of accounts receivable for the sales of any Product in the Field in the Territory; and
(iv)	distributing and managing inventory of any Product in the Field in the Territory.
(b)

ACADIA shall use Commercially Reasonable Efforts to carry out the Commercialization activities for the Products in the Territory following approval of the Marketing Authorisation and receipt of any other approvals of Governmental Agencies required to conduct such Commercialization activities in the applicable country of the Territory.

7.6	Marketing and sale

ACADIA will, and will cause its officers, agents and contractors to, conduct all details with respect to each Product and the performance of ACADIA’s Commercialization activities under this Agreement in the Territory in adherence with the applicable Marketing Authorisation, the Product package inserts, labelling and packaging, and any professional requirements, including those relating to promotion of pharmaceutical products, consumer protection, fraud and abuse and false claims.

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7.7	Promotional Materials
(a)

ACADIA will create and develop Promotional Materials for the Territory in accordance with the Marketing Authorisations and applicable laws.  ACADIA shall own all right, title and interest in and to any Promotional Materials created by ACADIA under this Agreement relating to any Product in the Field in the Territory and any website (_____.com) relating to the Product.

(b)

ACADIA and Neuren will disclose to each other any and all Promotional Materials created by the respective parties, and co‑operate with each other in relation to Promotional Materials to promote a reasonable level of consistency inside and outside of the Territory with respect to the Products; provided that ACADIA retains the right to modify any Promotional Materials in the Territory, at its sole discretion.

(c)	Neither party shall use any of the other party’s Promotional Materials without the prior written consent of the other party, not to be unreasonably withheld.
8	Restrictions
8.1	Neuren not to sell or export Product in Territory
(a)

Neuren and its Affiliates will not, and must procure that its licensees and sub-licensees do not, develop, Commercialize, or export any Compound or Product in the Territory at any time during the Term of this Agreement, except as expressly permitted by clause 3.5.

(b)	Without limiting the foregoing, Neuren undertakes, and must procure that its Affiliates, licensees and sub-licensees (other than ACADIA and its Affiliates and Sub-Licensees) undertake:
(i)	not to export any Compound or Product for use in the Territory; and
(ii)	not to:
(A)	engage in promotional activities for any Compound or Product directed to the Territory; or
(B)

sell or fill any orders for any Compound or Product to customers in the Territory or to any Third Party outside the Territory that it has reasonable grounds to believe are intended for use or sale in the Territory.

(c)

Neuren and its Affiliates will not, and will cause licensees, sublicensees and acquirers not to, develop or commercialize a Competing Product in the Territory during the Exclusivity Period; provided, however, that in the event Neuren (or its Affiliate, licensee, sublicensee or acquirer) acquires such Competing Product during the Exclusivity Period, it must, unless ACADIA agrees to the contrary, within […***…] of such acquisition, either divest such Competing Product to a Third Party, or discontinue the development or commercialization of such Competing Product.

(d)

Furthermore, Neuren and its Affiliates will not, directly or indirectly, and by incorporating the prohibition contained in this clause 8.1(d) in any license or sublicence agreement pertaining to any IGF-1 Derivative-based Compound, will cause licensees, sublicensees and acquirers not to, administer any IGF-1 Derivative Compound to any patient diagnosed with Rett syndrome or Fragile X syndrome during the Exclusivity Period (an “IGF-1 Derivative-based Competing Product”). For the avoidance of doubt, the foregoing sentence precludes administering indirectly through a third party (e.g., a clinical research organization) or making such compound, or any product containing such compound, available to a third party (e.g., a physician or institution) for

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administration to any patient diagnosed with Rett syndrome or Fragile X syndrome. For purposes of this clause 8.1(d), “IGF-1 Derivative Compound” shall mean any compound (including, without limitation, NNZ-2591) that is a derivative of insulin-like growth factor one, including all salts, esters, mixtures, hydrates, isomers, solvates, complexes, isotopalogs, polymorphs, resinates, metabolites, impurities, or degradation products of such compound, that in each case is not (a) the Compound or (b) an Improvement of the Compound.

8.2	ACADIA not to sell or export Product outside the Field
(a)

ACADIA and its Affiliates will not, and must procure that Sub-Licensees do not, develop, Commercialize, or export any Compound or Product for use outside the Field or the Territory, except as expressly permitted by clause 3.5.

(b)	Without limiting the foregoing, ACADIA undertakes, and must procure that its Sub-Licensees undertake, except as expressly permitted by this Agreement:
(i)	not to export any Compound or Product for use outside the Field or Territory; and
(ii)	not to:
(A)	engage in promotional activities for any Compound or Product directed outside the Field or outside the Territory; or
(B)

sell or fill any orders for any Compound or Product to customers outside the Field or the Territory or to any Third Party in the Territory that it has reasonable grounds to believe are intended for use or sale outside the Field or the Territory.

8.3	Non-exclusive remedy for breach of clause 8.1(d)
(a)

In addition to any other rights and remedies available to ACADIA, effective as of the date of any breach of clause 8.1(d) (the “IGF-1 Derivative-based Competing Product License Date”), Neuren and its Affiliates hereby grant to ACADIA an exclusive worldwide license under all of their Intellectual Property Rights to the IGF-1 Derivative-based Competing Product that is the subject of such breach, to make, have made, use, offer for sale, sell, and import with the right to grant sublicenses, any product containing such IGF-1 Derivative-based Competing Product as an active ingredient, alone or in combination with one or more other active pharmaceutical ingredient(s), in any dosage form or formulation (“IGF-1 Derivative-based Competing Product License”).  Neuren shall provide ACADIA with prompt notice of the event giving rise to the IGF-1 Derivative-based Competing Product License Date, and as promptly as practicable thereafter, the parties shall document the IGF-1 Derivative-based Competing Product License by entering into an amendment to this Agreement setting forth in detail the terms of the IGF-1 Derivative-based Competing Product License, which amendment shall provide for, in respect of the IGF-1 Derivative Compound, similar, but separate and distinct, development and sales milestones fees, royalty payment terms and termination provisions as those set forth in this Agreement with respect to the Compound.  Notwithstanding the foregoing, at any time after entering into such Amendment, ACADIA may, in its sole discretion, terminate the IGF-1 Derivative-based Competing Product License. Neuren, and Affiliates, sublicensees and successors shall be bound by the terms of this clause 8, including any Competing Product License, unless ACADIA has terminated the IGF-1 Derivative-based Competing Product License. Notwithstanding the foregoing, provided that Neuren has, in any licence or sublicence agreement relating to an IGF-1 Derivative-based Compound, affirmatively obligated the licensee or sublicensee to comply with clause 8.1(d) above, and such licensee or sublicensee has breached such obligation, Neuren shall have […***…] calendar days following the date of such breach to cause such licensee or sublicensee to cease

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such breach. For the avoidance of doubt, any failure to do so within such period shall mean that the consequences of this clause 8.3 shall have come into effect as of the date of the initial breach.

(b)

Prior to commencing, or upon becoming aware of the commencement by a sublicensee of, any preparatory clinical and regulatory development activities that could reasonably be expected to lead to the breach of clause 8.1(d) by it or its Affiliates, licensees or sublicensees or any third party, Neuren shall provide ACADIA with a reasonably detailed written report describing the then-current status of all such activities. If ACADIA objects to such activities, it may request, and Neuren, its Affiliates, licensees or sublicensees shall comply with, such actions as ACADIA deems necessary or advisable to preclude the breach of clause 8.1(d).

9	Warranties by ACADIA
9.1	ACADIA representations

ACADIA represents, warrants and covenants to Neuren that:

(a)

it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof,

(b)

it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action,

(c)

this Agreement is legally binding upon it, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by ACADIA does not conflict with, or breach any agreement to which ACADIA is a party, or any of ACADIA’s articles of incorporation or bylaws;

(d)	it has:
(i)

or will have, access to suitably qualified technical staff to carry out the manufacture of each Product in the Territory to be performed by or on behalf of ACADIA, subject to Neuren’s compliance with the terms of this Agreement or any other written agreement between the parties; and

(ii)	access to the necessary staff and facilities to carry out the marketing, promotion, distribution and sale of each Product in the Territory to be performed by or on behalf of ACADIA;
(e)	it will exercise Commercially Reasonable Efforts in connection with the manufacture, distribution, marketing, promotion and sale of each Product in the Field in the Territory;
(f)

in the manufacture, distribution, marketing, promotion and sale of each Product, it will comply in all material respects with the provisions of all acts, regulations, by-laws, orders, directions, notices and instructions made or given by any Governmental Agency or other Regulatory authority acting under any act, regulation or by-law in the Territory and with the applicable Marketing Authorisation

(g)	it will comply fully with all relevant safety standards in connection with the storage, transportation and distribution of each Product in the Territory; and
(h)

it is not debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, as may be amended, or comparable laws in any country or jurisdiction other than the U.S., and it does not, and will not during the Term, employ or use the services of any person who is debarred or disqualified, in connection with activities relating to any Compound or Product, and in the event that either party

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becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such party, including the party itself or its Affiliates or licensees or sublicensees, which directly or indirectly relate to activities contemplated by this Agreement, such party shall immediately notify the other party in writing and such party shall cease employing, contracting with, or retaining any such person to perform any such services.

9.2	Exclusion

Except as expressly set forth in this Agreement, ACADIA expressly disclaims any and all warranties of any kind, express or implied, including the warranties of design, merchantability, fitness for a particular purpose, noninfringement of the intellectual property rights of third parties, or arising from a course of dealing, usage or trade practices, in all cases with respect thereto.  Without limiting the generality of the foregoing, ACADIA does not represent or warrant:

(a)	that the activities contemplated in any Development Plan or Commercialization Plan shall achieve any of the objectives contemplated therein; or
(b)	the success of any study or test conducted by pursuant to this Agreement.
10	Warranties by Neuren
10.1	Neuren representations

Neuren represents, warrants and covenants to ACADIA that:

(a)

it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof,

(b)

it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action,

(c)

this Agreement is legally binding upon it, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Neuren does not conflict with, or breach any agreement to which Neuren is a party, or any of Neuren’s articles of incorporation or bylaws;

(d)	Neuren has the right to grant to ACADIA the licences and rights granted to ACADIA by Neuren under this Agreement;
(e)

it has not as of the Commencement Date, and will not during the Term, grant any right to any Third Party under the Neuren IP or Methodology that would conflict with the rights granted to ACADIA hereunder;

(f)

it has or will have, access to suitably qualified technical staff to carry out the activities to be performed by or on behalf of Neuren as contemplated by this Agreement, subject to ACADIA’s compliance with the terms of this Agreement or any other written agreement between the parties;

(g)	it will exercise Commercially Reasonable Efforts in connection with the activities to be conducted by or on behalf of Neuren with respect to Products pursuant to this Agreement;
(h)

in connection with the activities to be conducted by or on behalf of Neuren with respect to Products pursuant to this Agreement, it will comply in all material respects with the provisions of all acts, regulations, by-laws, orders, directions, notices and instructions made or given by any Governmental Agency or other Regulatory authority acting under any act, regulation or by-law in the Territory and with the applicable Marketing Authorisation;

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(i)

Neuren has not received notice from any Third Party alleging, and is not aware of any facts or circumstances that would result in, any infringement of the rights of any Third Party in the Development, manufacture, use or Commercialization of any Compound or Product or practice of the Methodology as contemplated by this Agreement, and, to the best of Neuren’s knowledge, use of the Neuren IP in accordance with the terms of this Agreement will not infringe on the rights of any Third Party (including any Third Party’s Intellectual Property Rights);

(j)

as of the Commencement Date, it has received no notice and is not aware of any claim or demand or of any threatened or pending litigation regarding the Neuren IP or the Methodology, including any action or litigation alleging that the practice or use of any Neuren IP or the Methodology would infringe any patent rights or other Intellectual Property Right of any Third Party;

(k)	no person or entity, other than Neuren and its Affiliates has any rights to or interest in the Neuren IP in the Territory in respect of the Field;
(l)

Neuren has not given any notice to any Third Party asserting infringement by such Third Party of any of the Neuren IP and, to Neuren’s knowledge, there is no unauthorized use, infringement or misappropriation of any of the Neuren IP;

(m)	the Neuren IP is valid, subsisting and in full force and effect and, to Neuren’s knowledge, is enforceable and Neuren has not misappropriated any rights of Third Parties with respect to the Neuren IP;
(n)	Neuren or its Affiliates own all right, title and interest in and to the Neuren IP in the Field free and clear of all encumbrances, security interests, options and licenses; and
(o)

it is not debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, as may be amended, or comparable laws in any country or jurisdiction other than the U.S., and it does not, and will not during the Term, employ or use the services of any person who is debarred or disqualified, in connection with activities relating to any Compound or Product, and in the event that either party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such party, including the party itself or its Affiliates or licensees or sublicensees, which directly or indirectly relate to activities contemplated by this Agreement, such party shall immediately notify the other party in writing and such party shall cease employing, contracting with, or retaining any such person to perform any such services.

10.2	Exclusion

Except as expressly set forth in this Agreement, Neuren expressly disclaims any and all warranties of any kind, express or implied, including the warranties of design, merchantability, fitness for a particular purpose, noninfringement of the intellectual property rights of third parties or arising from a course of dealing, usage or trade practices, in all cases with respect thereto.  Without limiting the generality of the foregoing, Neuren does not represent or warrant:

(a)	that the activities contemplated in any Development Plan or Commercialization Plan shall achieve any of the objectives contemplated therein; or
(b)	the success of any study or test conducted by pursuant to this Agreement.
11	Sub-Licenses
11.1	Appointment
(a)	Subject to this clause 11, ACADIA may appoint Sub-Licensees.

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(b)	ACADIA must notify Neuren of the appointment and identity of each Sub‑Licensee and must enter into a binding agreement with each Sub-Licensee (as may be amended, a “Sub-Licence Agreement”).
(c)	The Sub-Licence Agreement and the terms and conditions of appointment of any Sub-Licensee must be consistent with the terms of this Agreement.
(d)

Without the prior written consent of Neuren, which consent shall not be unreasonably withheld, ACADIA must not appoint a Sub-Licensee to acquire, assume or otherwise take on all or substantially all of ACADIA’s rights or obligations under this Agreement or in circumstances which would, in effect, constitute an assignment, transfer or other disposal by ACADIA of, all or substantially all of ACADIA’s rights or obligations under this Agreement if that assignment, transfer or other disposal would not be permitted under clause 26.5.

11.2	Compliance with sub-licence

ACADIA will cause any Sub-Licensee to comply with the terms and conditions of its Sub-Licence Agreement, including compliance with any of the terms and conditions required for ACADIA to comply with this Agreement.

11.3	Responsibility of ACADIA

The performance of any obligation by a Sub-Licensee of ACADIA does not relieve ACADIA of responsibility for any obligation of ACADIA under this Agreement.

11.4	Sublicense to Affiliates

ACADIA may also grant sublicenses under the Neuren IP to any of its Affiliates, will cause any Affiliate to comply with any of the terms and conditions required for ACADIA to comply with this Agreement, and will remain responsible for performance by any Affiliate of ACADIA of any obligation of ACADIA under this Agreement.  Any such sublicense will terminate immediately upon the relevant party ceasing to be an Affiliate of ACADIA.

11.5	Sub-Licensee royalties

ACADIA will cause all Sub-Licensees to have the same obligations to keep accounts and records as ACADIA has under clause 12.3(b).

11.6	Sublicenses by Neuren

The provisions of clauses 11.1 through 11.4 shall apply with respect to Neuren and any sublicense granted by it under any Intellectual Property Rights of ACADIA licensed to Neuren pursuant to this Agreement.

12	Fees and Royalties
12.1	Payment of the Fees
(a)	ACADIA shall pay or procure its nominated Affiliate to pay (as applicable) Neuren:
(i)	the Phase II Reimbursement Fee in accordance with the payment terms set out in part 1 of the Fee Schedule;
(ii)	each Development Milestone Fee in accordance with the payment terms set out in part 2 of the Fee Schedule; and
(iii)	each Sales Milestone Fee in accordance with the payment terms set out in part 3 of the Fee Schedule.
(i)

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(b)

For the avoidance of doubt, none of the Fees are refundable under any circumstances; provided, however, that ACADIA retains the right to claim any excess payments as damages in any court or arbitration proceeding.

(c)	Each Development Milestone Fee and each Sales Milestone Fee will be payable only once.
(d)	Upon the achievement of the Phase II Reimbursement Fee and each Development Milestone Fee, Neuren shall invoice ACADIA, and ACADIA shall pay such Fee within […***…] days of delivery of the invoice.
12.2	Priority review voucher

If ACADIA receives a Rare Paediatric Disease Priority Review Voucher from the FDA on approval of a NDA for any Product for any indication, ACADIA will pay to Neuren one third of the proceeds after applicable taxes from the sale of such voucher or the value if not sold but used by ACADIA in connection with filing an NDA with the FDA for a product other than a Product within […***…] days of delivery of the invoice with respect to such payment.

If:

(a)

the voucher is sold to an independent Third Party, the sale value will be the amount paid or to be paid by that Third Party or, if any part of the consideration for the sale is not in cash, the market value of such non‑cash consideration less applicable taxes on such sale or transfer (but in any event, excluding tax on the income of ACADIA resulting from such sale); and

(b)

the voucher is not sold at all or is not sold to an independent Third Party and ACADIA submits it to the FDA with the corresponding NDA for any product other than a Product, the sale value will be the average price paid by purchasers of Rare Paediatric Disease Priority Review Vouchers in the last 3 publicly announced sales of such vouchers by any holders to independent third parties immediately preceding the issuance of the priority review voucher to ACADIA.

12.3	Royalties
(a)

Royalties are payable by ACADIA to Neuren within […***…] days after the last day of each Quarter for all Net Revenues during such Quarter, in accordance with the royalty calculations set forth in part 4 of the Fee Schedule.

(b)

ACADIA (including its Affiliates) and Sub-Licensees shall keep complete and accurate books and records which may be necessary to ascertain properly and to verify the payments owed hereunder and retain those books and records for at least […***…].  ACADIA shall furnish Neuren with quarterly reports on sales of the Product within […***…] days after the end of each Quarter, together with the payment of Royalties for such Quarter.  Each quarterly report must include:

(i)	the gross amounts invoiced for each Product in each country in the Territory;
(ii)	each category of the allowable deductions (as set forth in the definition of Net Revenue) that result in the Net Revenue for those countries;
(iii)	a calculation of the Royalties due on such sales;
(iv)	the number of units and price of Products sold; and
(v)	the application of any reductions, in accordance with part 4.2 of the Fee Schedule.
12.4	Translation of Foreign Currency Sales

ACADIA’s then current standard exchange rate methodology will be employed for the translation of foreign currency sales into United States dollars.  This methodology is used

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by ACADIA in the translation of its foreign currency operating results, is consistent with generally accepted accounting principles, is audited by ACADIA’s independent certified public accountants in connection with the audit of the consolidated financial statements of ACADIA, and is used for external reporting of foreign currency operating results.

12.5	Payment

All payments to Neuren under this Agreement must be made:

(a)	to the account that Neuren nominates in writing from time to time during the Term;
(b)	electronically; and
(c)	in US$.

If an amount specified in this Agreement is expressed in currency other than US$, that amount will be converted into US$ using the exchange rate methodology set out in clause 12.4.

12.6	Tax

If any withholding taxes are levied by any taxing authority in connection with the payment to Neuren of Fees, Royalties or other amounts under this Agreement and are required to be paid or deducted by ACADIA, ACADIA will withhold and pay such taxes from the applicable payment to Neuren to such taxing authority on behalf of Neuren and will promptly provide written evidence of such payment and such other related documentation as Neuren may reasonably require.

12.7	Fully Paid Licenses

Unless the Agreement has been terminated under clause 19, upon expiration of the Exclusivity Period in a given country in the Territory, the license granted to ACADIA in such country shall survive any termination of this Agreement on a fully‑paid, royalty‑free, irrevocable, perpetual and non-exclusive basis.

13	Default interest
13.1	ACADIA to pay interest

If ACADIA fails to pay any undisputed amount payable under this Agreement on the due date for payment, ACADIA must pay interest on the amount unpaid at the rate of […***…]% per annum above the current Citibank N.A. published prime rate.  This interest must be paid on demand.

13.2	Calculation of interest

The interest payable under clause 13.1 accrues daily from and including the due date for payment up to but excluding the actual date of payment.

13.3	Other remedies unaffected

Neuren’s right to require payment of interest under this clause 13.3 does not affect any other rights and remedies it may have in relation to any failure to pay an amount due under this Agreement.

14	ACADIA to keep accounts and records
(a)

Within the Term of this Agreement, Neuren may not more than […***…] each calendar year have an independent Third Party certified public accountant, proposed by Neuren and agreed to by ACADIA (such agreement not to be unreasonably withheld or delayed) (an “Independent Auditor”), inspect

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ACADIA’s records for […***…] years preceding the period to which the applicable Royalties pertain for the purpose of determining the accuracy of royalty payments in accordance with the procedure set out in this clause 14.  Upon Neuren’s reasonable request, ACADIA shall exercise its right to appoint an Independent Auditor to audit each Sub-Licensee’s records in accordance with this clause 14 and shall share the results of such audit with respect to amounts payable to Neuren under this Agreement.

(b)

Neuren must submit an audit plan, including audit scope, to ACADIA for ACADIA’s approval, which shall not be unreasonably withheld, prior to audit implementation. Such audits may be exercised during normal business hours upon reasonable prior written notice to ACADIA.

(c)

Each Independent Auditor must be instructed to keep confidential any information obtained during such inspection and to report to Neuren and ACADIA only the amounts of Net Revenues and Royalties that have been or are due and payable.

(d)

If determined that additional Royalties are owed, or that Royalties were overpaid, during such period, ACADIA will pay Neuren the additional Royalties, or Neuren will pay ACADIA the overpaid Royalties within […***…] days of the date the Independent Auditor’s written report is received by the parties.

(e)

The fees charged by an Independent Auditor will be paid by Neuren unless any additional Royalties owed to Neuren exceed […***…]% of the Royalties paid for the period subject to the audit, in which case ACADIA will pay the fees of the accounting firm.

15	Confidential Information
15.1	Confidential Information to be kept confidential

Subject to this clause 15, the receiving party must keep all Confidential Information (which shall include the Methodology) received either prior to the Commencement Date or during the Term, strictly confidential.

15.2	Prior consent

Subject to clause 15.3 and 15.8, neither party will directly or indirectly disclose, disseminate, distribute, divulge, sell or communicate to or use for any purpose except as expressly permitted by this Agreement or any other written agreement between the parties, any of the Confidential Information of the other party, unless and until the receiving party has first obtained the written consent of the other party.

15.3	Disclosure to employees and contractors

Subject to clause 15.8, the receiving party will not directly or indirectly disclose Confidential Information of the other party to its employees, contractors or any other persons unless such persons necessarily require access to such Confidential Information in order to assist the receiving party to exercise its rights or perform its obligations under this Agreement.

15.4	Compliance by employees and contractors
(a)

Each party will direct any of its employees, contractors or other persons to whom Confidential Information of the other party is disclosed to comply with the terms of this Agreement relating to confidentiality.

(b)

Each party will be responsible for compliance by its officers, employees, agents, contractors, advisers or any other persons to whom Confidential Information of the disclosing party has been disclosed by or on behalf of the receiving party (including as permitted under clause 15.9(b)) with the receiving party’s obligations under this clause 15.

(a)

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15.5	Reasonable steps and precautions

Each party will take all reasonable steps to eliminate the risk of unauthorised disclosure of any Confidential Information that it has received from the other party or its Affiliates and the burden will be on the receiving party to show that all such precautions and care were used.

15.6	Uncertainty as to confidentiality

In the event of any uncertainty as to whether or not any part of the Confidential Information is confidential, the receiving party will treat that part of the Confidential Information, as the case may be, as confidential and will not disclose that part of the Confidential Information until the receiving party is advised by disclosing party in writing that that part of the Confidential Information is not part of the disclosing party’s Confidential Information.

15.7	Unauthorised disclosure

If the receiving party becomes aware of any unauthorised disclosure or misuse of any Confidential Information of the disclosing party, it will immediately notify the disclosing party in writing of the full particulars of the unauthorised disclosure or misuse.

15.8	Exceptions to obligations

The restrictions contained in clause 15 shall not apply to information that the receiving party can prove by competent written evidence:

(a)	is already in the public domain or becomes available to the public other than through breach of this Agreement by the receiving party;
(b)

was lawfully in the receiving party’s possession prior to the Commencement Date, other than as provided to the receiving party by the disclosing party or any of its Affiliates under the terms of the Prior Confidentiality Agreement;

(c)	was received by the receiving party independently from a Third Party free to disclose such information to receiving party without obligation of confidentiality; or
(d)	was developed by the receiving party independent of any Confidential Information of the disclosing party.
15.9	Authorized disclosures

The receiving party may disclose Confidential Information of the disclosing party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)

submission by a receiving party to a Government Agency including, for the avoidance of doubt, any regulatory authorities, to facilitate the issuance of registrations for the Product, provided that reasonable measures shall be taken by the receiving party to assure confidential treatment of such Confidential Information (if possible)

(b)

disclosure by the receiving party to Affiliates and Third Parties, including Sub-Licensees and potential Sub-Licensees, under confidentiality agreements having provisions at least as stringent as those in this Agreement, to facilitate the receiving party’s exercise of its rights or performance of its obligations pursuant to this Agreement or in connection with due diligence investigations or financing transactions of the receiving party or its Affiliates; or

(c)

is otherwise required to be disclosed in compliance with applicable laws or regulations (including, without limitation and for the avoidance of doubt, the requirements of the U.S. Securities and Exchange Commission (the “SEC”) or any stock exchange on which securities issued by a party are traded) or order by a court or other regulatory body having competent jurisdiction, including

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prosecuting or defending litigation, provided that, if a party is required to make any such disclosure of the other party’s Confidential Information, such party will give reasonable advance written notice to the disclosing party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use reasonable measures to secure confidential treatment of such Confidential Information required to be disclosed; or

15.10	Survival of obligations

The parties’ confidentiality obligations under this Agreement will survive during the Term of this Agreement and for […***…] thereafter.

15.11	Publications
(a)

Each party and its Affiliates may propose for disclosure through academic or scientific publication or presentation any results of and other information regarding such party’s Development activities with respect to any Compound or Product, whether by oral presentation, manuscript or abstract, with the prior review and approval of the JSC in accordance with the procedures set forth in this clause 15.11. The other party may consent in writing to such publication or presentation if the JSC is not scheduled to meet at a time that would allow for review on the timelines contemplated in this clause 15.11, in which case, references to the JSC review, comment and approval shall be deemed to refer to the party other than the party proposing to make such publication or presentation.  Before any such information is submitted for publication or presentation of any such information is made, the party proposing to make such publication or presentation shall deliver a complete copy to the JSC at least […***…] days prior to submitting the material to a publisher or initiating any other disclosure.  The JSC shall review any such material and give its comments to the publishing Party within […***…] days of receipt of such information.  With respect to oral presentation materials and abstracts, the parties, through the JSC, will use reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing party with comments, if any, but in no event later than […***…] days from receipt.  The publishing party shall comply with the JSC’s request to delete references to Confidential Information in any such publication or presentation and agrees to delay any submission for publication or other public disclosure for a period of up to an additional […***…] days for the purpose of preparing and filing appropriate patent applications.  Notwithstanding the foregoing:

(i)	after First Commercial Sale in the Territory, ACADIA may publish, present or disclose any information relating to any Compound or Product in the Field, without JSC review or approval; and
(ii)	after first commercial sale outside the Territory, Neuren may publish, present or disclose any information relating to any Compound or Product in the Field, without JSC review or approval.
(b)

Each party will be permitted to disclose information with respect to Development of any Compound or Product in the Field on clinicaltrials.gov (or comparable website for any jurisdiction outside the United States) in accordance with normal business practices, without the need to obtain the consent of the other party or the JSC.

15.12	Prior Confidentiality Agreement

As of the Effective Date, the terms of this clause 15 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the parties (or their Affiliates) dealing with the subject of this Agreement, including the Prior Confidentiality Agreement.  Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information for purposes of this Agreement.

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15.13	Equitable Relief

Given the nature of the Confidential Information and the competitive damage that a party would suffer upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the parties agree that monetary damages would not be a sufficient remedy for any breach of this clause 15.  In addition to all other remedies, a party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this clause 15.

16	Improvements
16.1	Improvements

If Neuren or ACADIA makes any Improvement, Neuren or ACADIA (as applicable) will forthwith disclose the same to the other party.

16.2	Improvements solely made by Neuren

If the Improvement is solely made by or on behalf of Neuren or any of its Affiliates (a “Neuren Improvement”), it will automatically form part of the Neuren IP upon the creation or acquisition of such Neuren Improvement by or on behalf of Neuren or its Affiliate (and test results and data within any such Neuren Improvement shall be subject to clause 5.7).

16.3	Improvements solely made by ACADIA
(a)	If the Improvement is made by or on behalf of ACADIA or any of its Affiliates (“ACADIA Improvement”), such ACADIA Improvement shall be solely owned by ACADIA.
(b)

ACADIA shall grant and hereby grants to Neuren during the Term an exclusive (other than with respect to ACADIA), royalty-free, fully-paid license, with rights to grant sublicenses (subject to clause 11.6), under any ACADIA Improvement that is necessary or reasonably useful to make, have made, use, sell, and import a Product in the Field in a country outside the Territory.

16.4	Improvements made jointly by Neuren and ACADIA

If the Improvement is made jointly by or on behalf of Neuren and ACADIA or their respective Affiliates (“Joint Improvement”), each party shall own an equal undivided interest in such Joint Improvement. Each party shall have the unrestricted right to practice and use any Joint Improvement to make, have made, use, sell, offer for sale and import products; provided that with respect to Products, in the case of ACADIA, such rights shall be exclusive in the Territory, and in the case of Neuren, exclusive outside of the Territory, and rights to Joint Improvements shall be subject to any rights and licenses granted by one party to the other party hereunder.  Neither party shall have an obligation to obtain the other party’s consent or account to the other with respect to the exploitation of such Joint Improvement or the grant of any right or license to any other person to use or practice any Joint Improvement.

16.5	Execution of further documents

Each party agrees to do all things, take all reasonable actions and execute all documents necessary or desirable, at the requesting party’s cost as and when reasonably required by a party, to give effect to this clause 16.

17	Prosecution and maintenance of Patents
17.1	Patents applied for as of the Commencement Date

Neuren will take, or will procure that an Affiliate of Neuren takes, all actions necessary to achieve registration in a timely manner of those Patents that Neuren or an Affiliate of

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Neuren has applied to have registered anywhere in the Territory as of the Commencement Date, and to maintain any Patents when issued, at Neuren’s expense.

17.2	Patents applied for after the Commencement Date
(a)

If ACADIA requires any Neuren Improvement or Joint Improvement patent to be applied for in any country in the Territory, ACADIA will notify Neuren of this, and Neuren must notify ACADIA within […***…] days of such a request whether or not Neuren will file the patent application in some or all of the requested countries.  If Neuren elects to file the patent application, Neuren will promptly file the patent application in those countries that ACADIA requests, and take all actions necessary to achieve registration of those patents in a timely manner, provided however that:

(i)	all costs in applying for, prosecuting and registering such patent applications and maintaining any patents that issue thereon must be borne by Neuren; and
(ii)	ACADIA acknowledges that all such patent applications will be made in the name of Neuren or an Affiliate of Neuren.
(b)	Once such patent applications have been filed, they will automatically form part of the Patents licensed to ACADIA by Neuren under this Agreement.
(c)

If Neuren elects not to file for such patent application in any country in the Territory, Neuren shall promptly assign its interest in the Neuren Improvement or Joint Improvement and any rights to file for such patent applications to ACADIA and ACADIA may itself apply for, prosecute and register those patent applications and maintain any patents that issue thereon in such country in the Territory at its own cost and in its own name and ACADIA will own any and all rights therein (and the foregoing shall no longer be included in Neuren Improvements or Joint Improvements, as applicable).

17.3	Obligations in respect of Patents

Subject to clause 17.4(b), unless otherwise agreed between the parties, Neuren will procure that none of the Neuren or Joint Improvement patents are abandoned or allowed to lapse during the Term.

17.4	Cooperation; ACADIA Step In Rights
(a)

Neuren shall keep ACADIA informed of progress with regard to the preparation, filing, prosecution and maintenance of Patents in the Territory, including content, timing and jurisdiction of the filing of such Patents, and shall consult with, and follow the good faith requests and suggestions of, ACADIA with respect to filing and prosecuting Patents in the Territory.

(b)

In the event that Neuren desires to abandon or cease prosecution or maintenance of any Patent in the Territory, Neuren shall provide reasonable prior written notice to ACADIA of such intention to abandon (which notice shall, to the extent possible, be given no fewer than […***…] days prior to the next deadline for any action that must be taken with respect to any such Patent in the relevant patent office).  In such case, at ACADIA’s sole discretion, upon written notice from ACADIA to Neuren, ACADIA may elect to continue prosecution or maintenance of any such Patent at its own expense, and Neuren shall execute such documents and perform such acts, at Neuren’s expense, as may be reasonably necessary to effect an assignment of Neuren’s entire right, title, and interest in and to such Patent in the Territory to ACADIA.  Any such assignment shall be completed in a timely manner to allow ACADIA to continue prosecution and maintenance of any such Patent in the Territory and any such Patent so assigned shall cease to be either a Patent and shall no longer be subject to any rights granted by ACADIA to Neuren under this Agreement.

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(c)

Each party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of patent applications and patents as contemplated in this clause 17 and in the obtaining and maintenance of any patent term extensions, supplementary protection certificates and their equivalent with respect thereto.  Such cooperation includes:

(i)

executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as enable the other party to prepare, file for, prosecute and maintain patent applications and patents as contemplated in this clause 17; and

(ii)	promptly informing the other party of any matters coming to such party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents.

Without limiting the foregoing, ACADIA shall have the sole authority and discretion to maintain with the applicable Governmental Agencies in the Territory during the Term listings of applicable Patents for any Product then being commercialized by ACADIA in the Territory, including all Orange Book listings required under the Hatch-Waxman Act.

(d)

Neuren shall update ACADIA through the JSC of material events with regard to the preparation, filing, prosecution and maintenance of patent applications and patents relating to any Compound or Product outside the Territory.

18	Infringement of IP and Proceedings
18.1	Reporting infringement of Neuren IP

Upon either party becoming aware of any use by any other person of a method of manufacture of any Product, a product, mode of advertising or design which might reasonably amount to infringement of any of the Neuren IP or to unfair competition or passing off or any other equivalent or similar breach of any applicable law within the Territory, that party will promptly report to the other party particulars.

18.2	Allegations of invalidity of Neuren IP

If it comes to the notice of either party that any person alleges that any part of the Neuren IP is invalid, infringes any rights of that person, or is open to any other form of attack, that party will not make any admission but will promptly report the matter in full detail to the other party.

18.3	Conduct of proceedings with respect to Neuren IP
(a)

Subject to clause 18.3(c), if within […***…] days after reporting under clause 18.1 the parties fail to agree on a joint course of action with respect to an Infringement claim that specifically relates to any Product in the Field in the Territory (“Infringement Claim”), ACADIA will have the first right to undertake the defence or prosecution of the Infringement Claim (“Infringement Defence”).

(b)

Should ACADIA undertake any Infringement Defence, Neuren will fully co-operate with ACADIA in relation to such Infringement Defence, including, if required to bring such action, the furnishing of a power of attorney or being named as a party, and the costs and expenses of any such Infringement Defence will be borne by ACADIA, unless Neuren chooses to participate in such Infringement Defence in which case all parties will bear their own costs of the action.  For the avoidance of doubt and subject to clause 18.3(c), the conduct of any Infringement Defence that ACADIA undertakes in accordance with this clause 18.3 shall be controlled by ACADIA.  Unless otherwise agreed in writing as part of any cost-sharing arrangement, any recoveries resulting from such Infringement Defence shall be applied as follows:

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(i)

first, to reimburse each party for all out-of-pocket costs incurred by such party in connection with such Infringement Defence (on a pro rata basis, based on each party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and

(ii)	second, any remainder shall be retained by ACADIA, except that such amounts shall be regarded as Net Revenues and any applicable Royalty thereon paid to Neuren.
(c)	Should the defence or prosecution of any Infringement Defence undertaken by ACADIA also involve an Invalidity Claim (“Infringement and Invalidity Defence”):
(i)

Neuren and/or its Affiliates and any of Neuren’s or its Affiliates’ third party licensees of any of the Neuren IP at issue outside the Territory (“Third Party Licensees”) shall have the right, at their own expense, to be involved in such Infringement and Invalidity Defence as it relates to invalidity issues and ACADIA will make no admissions which would materially prejudice Neuren’s or its Affiliates’ or any Third Party Licensees’ rights in such Neuren IP without the written consent of Neuren, not to be unreasonably withheld;

(ii)

any amounts recovered under an Infringement and Invalidity Defence that Neuren and/or its Affiliates or Third Party Licensees participate in, will be shared in the same manner as set out in clause 18.3(b); and

(iii)

other than for matters involving admissions which would materially prejudice Neuren’s or its Affiliates’ or any Third Party Licensee’s rights in such Neuren IP, the conduct of any Infringement and Invalidity Defence that ACADIA undertakes in accordance with this clause 18.3 shall be controlled by ACADIA in the same manner as an Infringement Defence.

(d)

If within […***…] days after reporting under clause 18.2, the parties fail to agree on a joint course of action with respect to a claim or allegation challenging the validity, scope or enforceability of any Patent in the Territory or opposition proceeding against any Patent in the Territory, including inter partes review proceedings before PTAB or a similar tribunal in the Territory (“Invalidity Claim”), other than an Invalidity Claim that is part of any Infringement and Invalidity Defence pursuant to clause 18.3(c), ACADIA will have the first right to undertake the defence or prosecution of the Invalidity Claim (“Invalidity Defence”), provided that Neuren and its Affiliates and any Third Party Licensees shall have the right to participate in such action on the same conditions as an Infringement and Invalidity Defence as specified in clause 18.3(c), and the Invalidity Defence shall be conducted on the same conditions as an Infringement and Invalidity Defence as specified in clause 18.3(c).  Any amounts recovered under an Invalidity Defence that Neuren, or its Affiliates or Third Party Licensees participate in will be shared in the same manner as set out in clause 18.3(b).

(e)

In the event of ACADIA choosing not to undertake any Infringement Defence or Invalidity Defence, Neuren and/or any of its Affiliates may do so on its own behalf and in that event, ACADIA will fully co-operate with Neuren or any of its Affiliates in relation to such action, and the costs and expenses of any such action, including any costs or expenses normally incurred by or on behalf of ACADIA will be borne by Neuren, except as otherwise stated in this Agreement, and the proceeds of any such action will belong to Neuren or any of its Affiliates.  To establish whether ACADIA has chosen to undertake any Infringement Defence or Invalidity Defence, Neuren may at any time after becoming aware of such claim serve a notice on ACADIA requesting ACADIA to specify whether it will undertake the Infringement Defence or Invalidity Defence.  ACADIA will have […***…] Business Days from the date of receipt of such notice, or if later until the date that is:

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(i)	[…***…] days following the notice in clause 18.1 or 18.2; or
(ii)

[…***…] days before the time limit, if any, set forth in the appropriate laws and regulations for the filing or defence of such actions, whichever of clause 18.3(e) (i) or (ii) that comes first, to respond to Neuren in writing.  If ACADIA does not respond to Neuren in writing within the specified time period, ACADIA will be deemed to have undertaken not to undertake the Infringement Defence or Invalidity Defence.  Neither Neuren nor its Affiliate shall settle or compromise any such action or proceeding in any manner that would negatively affect ACADIA’s rights under the Patents in the Territory under this Agreement without the prior written consent of ACADIA, which shall not be unreasonably withheld.

18.4	Infringement of Third Party rights
(a)

Each party shall promptly notify the other party in writing of any allegation by a Third Party that the activity of ACADIA, Neuren, or any of their respective Affiliates or Third Party licensees or sub-licensees (or Sub-Licensees), as applicable, pursuant to this Agreement infringes or may infringe the Intellectual Property Rights of a Third Party.  Subject to Neuren’s indemnification obligations, ACADIA shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by activities of ACADIA or its Affiliates or Sub-Licensees at its own expense and by counsel of its own choice, and Neuren shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Subject to ACADIA’s indemnification obligations, Neuren shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by activities of Neuren or its Affiliates or Third Party licensees or sub-licensees at its own expense and by counsel of its own choice, and ACADIA shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(b)

Neither Party shall enter into any settlement of any claim described in this clause 18.4 that negatively affects the other party’s rights or interests without such other party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Each party shall have the right to decline to defend or to tender defense of any such claim to the other party upon reasonable notice, including if the other party fails to agree to a settlement that such party proposes.

19	Termination
19.1	Termination by Neuren

Neuren may immediately terminate this Agreement with immediate effect by giving 10 Business Days’ notice in writing to ACADIA if:

(a)	ACADIA challenges the validity of any of the Neuren IP that is registered or opposes the grant to Neuren of registration of any of the Neuren IP that is not registered; or
(b)	it is permitted to do so under clause 3.8 .
19.2	Termination by ACADIA

ACADIA may elect to terminate this Agreement at any time by providing 90 Business Days’ prior written notice to Neuren; provided, that at any time after such notice by ACADIA, Neuren may accelerate the commencement date of such termination by providing 30 Business Days’ prior written notice to ACADIA of such accelerated commencement date.

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19.3	Termination by either party for breach

Either party may terminate this Agreement with immediate effect by giving notice to the other party (“Defaulting Party”) if:

(a)

the Defaulting Party breaches any provision of this Agreement requiring the payment of a monetary amount and fails to remedy the breach within 30 Business Days after receiving notice requiring it to do so with respect to any undisputed payment amounts; or

(b)

the Defaulting Party breaches any material provision of this Agreement (other than any provision requiring the payment of a monetary amount) and fails to remedy the breach within 60 Business Days after receiving notice requiring it to do so.

20	Rights on Termination
20.1	Termination without prejudice to rights or obligations of parties

Any termination of this Agreement will be without prejudice to the rights, and without relief of obligations, of either party accruing prior to such termination or in respect of any sums or other claims outstanding at the time of termination.

20.2	Effect of any termination

Upon any termination of this Agreement under clause 19.1 or 19.2 or 19.3:

(a)	ACADIA will immediately pay any sums payable to Neuren including without limitation all Royalties which are then due and payable;
(b)	except to the extent of any surviving licenses as provided under clause 12.7, ACADIA will immediately cease to use the Neuren IP in any connection whatsoever; and
(c)

except to the extent of any surviving licenses as provided under clause 12.7 or to the extent that Neuren is entitled to information from ACADIA pursuant to clause 20.3, each party shall promptly return to the other party, or delete or destroy, all relevant records and materials in such party’s possession or control containing Confidential Information of the other party; provided that such party may keep one copy of such information for archival purposes only subject to continuing confidentiality obligations.

20.3	Additional effect of termination under Clause 19.2 or by Neuren under Clause 19.1 or 19.3

Upon any termination of this Agreement by Neuren under clause 19.1 or 19.3 or by ACADIA under clause 19.2:

(a)	subject to clause 20.3(a)(v), ACADIA will do the following, except in any country in which there is a surviving license as provided under clause 12.7:
(i)

at Neuren’s expense, arrange for the transfer of all of the Marketing Authorisations and any IND with respect to any Product in the Territory held by ACADIA or its Affiliate to Neuren or its nominated representative and to take all actions reasonably necessary to ensure the transfer of those Marketing Authorisations and any IND to Neuren or its nominated representative occurs in a timely manner;

(ii)

at Neuren’s expense, arrange for the transfer of sponsorship of any clinical or non-clinical studies of any Product of which ACADIA or its Affiliate is the sponsor that are in progress to enable Neuren to continue such studies if it elects to do so by written notice to ACADIA provided on or before the effective date of termination;

(i)

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(iii)	at ACADIA’s expense:
(A)	transfer to Neuren electronic copies of all data, reports, Methodology and Know-how solely relating to any Compound or Product that are Controlled by ACADIA or its Affiliates;
(B)	deliver up all physical copies of the Methodology and Neuren and its Affiliates’ Confidential Information and Know-how; and
(C)	permanently delete all electronic copies of the Methodology, Neuren and its Affiliates’ Confidential Information and Know-how,

including any notes, reports and documents which contain or refer to the Methodology, Neuren and its Affiliates’ Confidential Information and Know-how in ACADIA’s possession, power or control; provided, however, that ACADIA retain one copy of such Confidential Information and Know‑how for legal archival purposes only; provided, however, if there is a surviving license in any country as provided under clause 12.7, ACADIA will share copies of the foregoing with Neuren for use in all countries excluding any country in which ACADIA retains a license, and ACADIA shall retain all of the foregoing for use pursuant to any country in which ACADIA retains a license;

(iv)

ACADIA must not, at any time, use any trademarks previously used by it that solely relate to any Compound or any Product or use any trademarks, names, labels or logos deceptively or confusingly similar to those trademarks; for clarity, in no event shall the foregoing apply to any trademark, name, label or logo with respect to the name ACADIA or ACADIA Pharmaceuticals Inc.; and

(v)

ACADIA will be entitled to sell off and distribute (but not manufacture or produce except for completion of any work-in-progress, at the election of ACADIA) Products existing at the date of termination for a period of […***…] from such date on the same terms and conditions amended as necessary as are contained in this Agreement.

(b)

ACADIA shall, and hereby does effective upon such termination, grant to Neuren an exclusive, royalty-free, fully-paid license, with rights to grant sublicenses, under any ACADIA Improvement or Joint Improvement that is necessary or reasonably useful to make, have made, use, sell, or import Products in the Field in the Territory (excluding any country in which there is a surviving license as provided under clause 12.7) and outside the Territory, to make, have made, use, sell, and import Products in the Field in the Territory (excluding any country in which there is a surviving license as provided under clause 12.7) and outside the Territory..

(c)	At the expiry of the […***…] period referred to in clause 20.3(a)(v), in any country in the Territory (excluding any country in which there is a surviving license as provided under clause 12.7):
(i)	ACADIA will cease to sell the Product and will supply to Neuren an inventory of ACADIA’s stocks of the Product at that date verified by an independent accountant (“Inventory”);
(ii)	Neuren will be entitled to purchase from ACADIA all or part of the Inventory at prices agreed between Neuren and ACADIA;
(iii)	ACADIA will comply with all of the provisions of clause 20.3(a) and (b) that it has not already complied with; and
(iv)	Neuren will be required to relabel and repackage materials to remove any ACADIA trademarks, trade dress or other indications of ACADIA origin

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from the Product, but will be entitled to continue to use the content of the Promotional Materials.
(d)

In any country in the Territory (excluding any country in which there is a surviving license as provided under clause 12.7) and if Neuren so requests, any sublicense granted by ACADIA to any Sub-Licensee shall remain in effect and become a direct license from Neuren, so long as actions or omissions by the applicable Sub-Licensee did not cause or contribute to such termination and is not then in material breach of its Sub-License Agreement and such Sub-Licensee provides to Neuren within […***…] days after such termination of this Agreement a written agreement to be bound as licensee under the terms and conditions of this Agreement as to the field and territory in which such Sub-Licensee has been granted rights under its Sub-License Agreement.

20.4	Survival

Clauses 1, 5.7, 7.7(c), 9.2, 10.2, 12.7, 14, 15 (for the period specified therein), 16.2, 16.3(a) , 16.4,16.5, 20, 21, 22, 24, 25, 26 and any other right, obligation, or required performance of the parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, shall survive any such termination or expiration.

21	Liability, Indemnity and Insurance

21.1ACADIA and Neuren liability

Subject to the terms and conditions of this Agreement, including clauses 21.2 and 21.3, each party shall be solely responsible for any acts or omissions with respect to the activities or failures to act of such party or its Affiliates, including as follows:

(a)

ACADIA will be responsible for the development, manufacture, advertising, marketing, distribution or sale of the Compound and each Product in the Territory and will bear all risk and liability, loss and damage arising from such development, manufacture, advertising, marketing, distribution and sale in the Territory.

(b)

Neuren will be responsible for the development, manufacture, advertising, marketing, distribution or sale of the Compound and each Product outside the Territory and will bear all risk and liability, loss and damage arising from such development, manufacture, advertising, marketing, distribution and sale outside the Territory.

21.2	Indemnity by ACADIA

ACADIA agrees to indemnify and hold harmless Neuren, each of Neuren’s Affiliates, and each of Neuren’s and Neuren’s Affiliates’ directors, officers, employees, contractors and agents (“Neuren Indemnified Parties”) against all liability, expenses, losses, damages and costs (including reasonable attorneys’ fees and expenses) (“Losses”) incurred by or awarded against any Neuren Indemnified Party as a result of any claim, demand, action, or other proceeding by any Third Party (“Claim”), to the extent arising out of or in connection with:

(a)

Claims made in connection with the Compound or any Product manufactured by ACADIA or any contract manufacturer appointed by ACADIA or in connection with the development, advertising, marketing, distribution or sale of the Compound or any Product in the Territory by ACADIA or any Sub-Licensee;

(b)	Claims made in connection with any clinical trials conducted by ACADIA in relation to any Product;
(a)

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(c)	a breach by ACADIA, its officers, employees, contractors or agents of this Agreement;
(d)	a breach by ACADIA of any of its warranties or representations contained within this Agreement; and
(e)	the negligence or wilful misconduct of ACADIA or its officers, employees, contractors or agents in connection with this Agreement;

in each case except to the extent caused or contributed to by Neuren’s fraud, negligence or wilful misconduct, and excluding Claims that the possession or use of any Compound, Product or Neuren IP in the Field infringes any Third Party’s Intellectual Property Rights.

21.3	Indemnity by Neuren

Neuren agrees to indemnify and hold harmless ACADIA, each of ACADIA’s Affiliates, and each of ACADIA’s and ACADIA’s Affiliates directors, officers, employees, contractors and agents (“ACADIA Indemnified Parties”) against all Losses incurred by or awarded against any ACADIA Indemnified Party as a result of any Claim, to the extent arising out of or in connection with:

(a)

Claims made in connection with the Compound or any Product manufactured by Neuren or any contract manufacturer appointed by Neuren or in connection with the development, advertising, marketing, distribution or sale of the Compound or any Product by Neuren or its Affiliates, licensees or sub-licensees outside the Territory or pursuant to any rights granted under clause 20.3;

(b)	a breach by Neuren, its officers, employees, contractors or agents of this Agreement;
(c)	a breach by Neuren of any of its warranties or representations contained within this Agreement;
(d)	the negligence or wilful misconduct of Neuren or its officers, employees, contractors or agents in connection with this Agreement; and
(e)	any Claims made in connection with the Product to the extent that such claim arises solely from conduct of Neuren which occurred prior to the Commencement Date,

except to the extent caused or contributed to by ACADIA's fraud, negligence or wilful misconduct.

21.4	Indemnification Procedures

Any entity entitled to indemnification under clause 21.2 or 21.3 shall give notice to the indemnifying party of any Losses or Claims that may be subject to indemnification, promptly after learning of such Losses or Claims, and the indemnifying party shall assume the defense of such Claims with counsel reasonably satisfactory to the indemnified party.  If such defense is assumed by the indemnifying party with counsel so selected, the indemnifying party will not be subject to any liability for any settlement of such Losses or Claims made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such Losses or Claims.

21.5	No liability for consequential loss

Notwithstanding anything else in this Agreement, both parties expressly exclude liability for:

(a)	indirect, special, incidental, or consequential loss or damage which may arise in respect of this Agreement; and
(b)	loss of profit, business, revenue, goodwill or anticipated savings;

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provided, however, that this clause 21.5 shall not be construed to limit either party’s liability for breach of clause 15. For the avoidance of doubt, if a party is required to pay or compensate a Third Party for a loss or damage referred to in clause 21.5(a) or (b) as part of a Claim and that party is entitled to an indemnity from the other party in respect of that claim under clause 21.2 or 21.3, the indemnity shall extend to such loss or damage paid to the Third Party and this clause 21.5 shall not be construed to limit either party’s indemnification obligations in respect of the amounts paid to that Third Party.

21.6	Product recall
(a)

In the event of a recall of any Product in the Territory (which shall be done by ACADIA at its sole discretion but in compliance with all applicable laws, rules and regulations), ACADIA must pay all costs in association with such recall in the Territory, including reimbursement for the cost of any faulty Product supplied by ACADIA or any Sub-Licensee, subject to Neuren’s indemnification obligation under clause 21.3.

(b)

In any case where a change in the risk-benefit-ratio of any Product becomes evident or safety actions due to adverse drug reactions seem to be necessary (for example, change of label, product information, special information/warnings to the medical profession, patients or authorities or a Product recall), ACADIA will inform Neuren of material details in a timely fashion.

22	Publicity
(a)	The parties agree to jointly develop the first public announcement of the parties’ Development and Commercialization of the Product in the Territory on the Commencement Date.
(b)	ACADIA may issue subsequent public announcements with respect to its Development and Commercialization of Product in the Territory for any purpose.
(c)

In subsequent public announcements, Neuren shall not include information regarding the development and commercialization of Product in the Territory that is not already in the public domain without the prior written approval of ACADIA, not to be unreasonably withheld.

(d)

The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of public announcements or press releases regarding activities with respect to any Product contemplated by this Agreement prior to the issuance of any such announcement or press releases to the extent not previously disclosed in accordance with this clause 22, provided that a party may not unreasonably withhold, condition or delay consent to such announcements or releases, and that either party may issue such press releases or make such disclosures to the SEC pursuant to Form 8-K or pursuant to local fiscal reporting laws, filing regulations and stock exchange disclosure rules or otherwise as it determines, based on advice of counsel, are reasonably necessary to comply with applicable laws, rules or regulations or for appropriate market disclosure.

(e)

The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by a party with the SEC or as otherwise required by applicable laws, rules or regulations.  In addition, following the initial joint press release announcing this Agreement, either party shall be free to disclose, without the other party’s prior written consent, the existence of this Agreement, the identity of the other party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

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23	Force majeure
(a)

Any delay in the performance of any of the duties or obligations of either party hereto shall not be considered a breach of this Agreement, and the time required for performance shall be extended for a period equal to the period of such delay, if such delay has been caused by or is the result of acts of God; acts of public enemy; insurrections; riots; injunctions; embargoes; labour disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; earthquakes; floods; shortages of energy; governmental prohibition or restriction; or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the party so affected.  The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible.

(b)	This clause 23 does not apply to any obligations to pay money.
24	Notices
24.1	Method

All notices, requests, demands, consents, approvals, offers, agreements or other communications given by a party under or in connection with this Agreement must be:

(a)	in writing;
(b)	signed by a person duly authorised by the sender or, where transmitted by e‑mail, sent by a person duly authorised by the sender;
(c)	directed to the intended recipient’s address (as specified in clause 24.3 or as varied by any notice); and
(d)	hand delivered, sent by prepaid post or transmitted by e‑mail to that address.
24.2	Receipt

A Notice given in accordance with this clause is taken as having been given and received:

(a)	if hand delivered, on delivery;
(b)	if sent by prepaid post:
(i)	within Australia or within the United States, on the third Business Day after the date of posting;
(ii)	except as provided in clause 24.2(b)(i), on the seventh Business Day after the date of posting; or
(c)	if transmitted by e‑mail, on transmission, subject to confirmation of receipt;

but if the delivery or transmission is not on a Business Day or is after 5.00pm (recipient’s time) on a Business Day, the notice is taken to be received at 9.00am (recipient’s time) on the next Business Day.

24.3	Address of parties

Unless varied by notice in accordance with this clause 24, the parties’ addresses and other details are:

Party:	Neuren
Attention:	#[insert]#
Address:	Suite 201, 697 Burke Road, Camberwell, Victoria, 3124, Australia
Email:	#[insert]#

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Party:	ACADIA
Attention:	#[insert]#
Address:	3611 Valley Centre Drive, Suite 300, San Diego, California, USA 92130
Email:	#[insert]#
25	Disputes
25.1	No arbitration or court proceedings

If a dispute arises out of or in relation to this Agreement (“Dispute”) no party to the Dispute (“Disputant”) will start arbitration or court proceedings (except proceedings seeking interlocutory relief) unless it has complied with this clause 25.  Notwithstanding the foregoing, Disputes within the authority of the JSC as described in clause 4.4(f)(i), 4.4(f)(ii) or 5.5(b) shall be resolved in the manner provided in clause 4.4(f)(i), 4.4(f)(ii) or 5.5(b), respectively.

25.2	Notice

A party claiming that a Dispute has arisen must notify each other Disputant in writing giving details of the Dispute and its proposal for a resolution.

25.3	Initial Period

For a […***…] day period after a notice is given, each Disputant must use all reasonable endeavours to resolve the Dispute and the CEO of each Disputant, or their designee, will meet within the first […***…] days of that period with that aim.  Such resolution, if any, of a Dispute shall be final and binding on the parties.  All negotiations pursuant to this clause 25 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

25.4	Final Resolution
(a)	If the CEOs are unable to settle the dispute within the period described in clause 25.3, the matter will be referred to arbitration for final resolution.
(b)	The arbitration will be conducted under the ICC Rules of Arbitration of the International Chamber of Commerce as modified by any other instructions that the parties may agree upon at the time.
(c)

There shall be three arbitrators, unless the parties are able to agree on a single arbitrator.  In the absence of such agreement within […***…] days after the initiation of an arbitration proceeding, Neuren shall select one arbitrator and ACADIA shall select one arbitrator, and those two arbitrators shall then select, within […***…] days, a third arbitrator.  If those two arbitrators are unable to select a third arbitrator within such […***…] day period, a third arbitrator shall be appointed by the ICC International Court of Arbitration.  Within […***…] days of the appointment of such third arbitrator, the arbitrators shall issue a decision. The decision in writing of at least two of the three arbitrators shall be final and binding upon the parties.

(d)	The governing law for the arbitration will be the law of the State of New York and, unless the parties otherwise agree, the forum for the arbitration will be New York City, New York.
(e)	The arbitrators’ decision shall be in writing and shall provide a reasoned basis for the resolution of each dispute and for any award.
(f)

Each party shall bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the parties shall share equally the fees and expenses of the ICC International Court of Arbitration and the arbitrators.

(g)	The arbitrators shall have power and authority to award any remedy or judgment that could be awarded by a court of law in the State of New York. The award

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rendered by arbitration shall be final and binding upon the parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States or in Australia to the extent required for enforcement purposes.

25.5	Costs

Each Disputant must bear its own costs of complying with this clause 25.

26	General
26.1	Entire agreement

Other than the Prior Confidentiality Agreement, this Agreement constitutes the entire agreement between the parties in relation to its subject matter.  All prior discussions, undertakings, agreements, representations, warranties and indemnities in relation to that subject matter other than the Prior Confidentiality Agreement are replaced by this Agreement and have no further effect.

26.2	Paramountcy of Agreement

If this Agreement conflicts with any other document, agreement or arrangement between the parties, this Agreement prevails to the extent of the inconsistency.

26.3	No merger

The provisions of this Agreement will not merge on completion of any transaction contemplated in this Agreement and, to the extent any provision has not been fulfilled, will remain in force.

26.4	Amendment

This Agreement may not be amended or varied unless the amendment or variation is in writing signed by all parties.

26.5	Assignment; Change of Control

Neither party may assign its rights and obligations under this Agreement without the prior written consent of the other party, except that:

(a)

either party may make such assignment without the prior written consent of the other party to an Affiliate (so long as such party shall remain jointly and severally liable with such Affiliate with respect to all obligations so assigned); and

(b)

either party may, without the prior written consent of the other party, assign its rights and transfer its duties hereunder to any acquirer of all or substantially all of its business or in the event of such party’s merger, consolidation or involvement in a similar transaction; provided that, in the event Neuren assign its rights and obligations under this Agreement to any company that has a generics business or is developing a competing program or Competing Product, any CMC and Methodology data and information shared by ACADIA pursuant to clause 4.8 shall be deemed the Confidential Information of ACADIA and subject to the confidentiality protections set forth in clause 15, provided that any such CMC and Methodology data and information shared by ACADIA under a separate supply arrangement as set forth in clause 4.8(c) shall continue to be shared as provided under the terms of such separate supply arrangement.

If Neuren determines to initiate a Change of Control process or transaction, then prior to initiating any discussions or negotiations with a Third Party, but in any event not later than engaging an advisor or investment banker to advise on a Change of Control, Neuren shall notify ACADIA of its initiation of the process or transaction and allow ACADIA to participate in such process or negotiations on the same terms as applicable to all other participants in such process or transaction.

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In the event that that an assignment by Neuren is in connection with a Change of Control that occurs prior to completion of the Development Plan, then:

(a)

ACADIA shall have the right, upon written notice within […***…] days of the closing of the Change of Control transaction, to assume responsibility for all remaining Development of the Compound in the Field in the Territory; and

(b)

at ACADIA’s election, the JSC shall be terminated, and any decisions to be made by the JSC shall thereafter be made by ACADIA, except to the extent any decision to be made by the JSC relates only to any Regulatory, manufacturing, CMC, Development or Commercialization activities outside the Territory (excluding manufacturing or Development by or on behalf of ACADIA in support of activities in the Territory), such decision shall be made by Neuren.

No assignment will release either party from responsibility for the performance of any accrued obligation of such party hereunder.  Any purported assignment in contravention of this clause 26.5 will, at the option of the non-assigning party, be null and void and of no effect.  This Agreement shall be binding upon and enforceable against the successor to or any permitted assignee from either of the parties.

26.6	Severability

Part or all of any provision of this Agreement that is illegal or unenforceable will be severed from this Agreement and will not affect the continued operation of the remaining provisions of this Agreement.

26.7	Waiver

Waiver of any power or right under this Agreement:

(a)	must be in writing signed by the party entitled to the benefit of that power or right; and
(b)	is effective only to the extent set out in that written waiver.
26.8	Rights, remedies additional

Any rights and remedies that a person may have under this Agreement are in addition to and do not replace or limit any other rights or remedies that the person may have.

26.9	Further assurances

Each party must use Commercially Reasonable Efforts to do or cause to be done all things necessary or reasonably desirable to give full effect to this Agreement and the transactions contemplated by it (including, but not limited to, the execution of documents).

26.10	Costs

Each party must bear its own legal, accounting and other costs for the preparation and execution of this Agreement.

26.11	Electronic delivery of document

If a party delivers an executed counterpart of this document or any other document executed in connection with it (“Relevant Document”) by facsimile or other electronic means:

(a)	the delivery will be deemed to be an effective delivery of an originally executed counterpart; and
(b)	the party will still be obliged to deliver an originally executed counterpart, but the failure to do so will not affect the validity or effectiveness of the Relevant Document.

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26.12	Counterparts

This Agreement may be executed in any number of counterparts and all counterparts taken together will constitute one document.

26.13	Termination of Exclusivity Deed

The parties agree that upon execution of this Agreement, the Exclusivity Deed between the parties dated May 19, 2018 shall terminate.

26.14	Governing law and jurisdiction

This Agreement will be governed by and construed in accordance with the laws in force in the State of New York, without reference to its conflicts of law principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law, and each party submits to the exclusive jurisdiction of the courts of the State of New York.

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FEE schedule

1	Phase II Reimbursement Fee
(a)	The Phase II Reimbursement Fee is USD$10 million.
(b)	The Phase II Reimbursement Fee is payable within […***…] days after the Commencement Date.
2	Development Milestone Fee
(a)	The Development Milestone Fees are as follows:
(i)	the first Development Milestone Fee is USD$[…***…] (“First Development Milestone Fee”);
(ii)	the second Development Milestone Fee is USD$[…***…] (“Second Development Milestone Fee”);
(iii)	the third Development Milestone Fee is USD$[…***…] (“Third Development Milestone Fee”);
(iv)	the fourth Development Milestone Fee is USD$[…***…] (“Fourth Development Milestone Fee”); and
(v)	the fifth Development Milestone Fee is USD$[…***…] (“Fifth Development Milestone Fee”).
(b)	The Development Milestone Fees are payable as follows:
(i)	the First Development Milestone Fee is payable within […***…];
(ii)	the Second Development Milestone Fee is payable within […***…];
(iii)	the Third Development Milestone Fee is payable within […***…];
(iv)	the Fourth Development Milestone Fee is payable within […***…]; and
(v)	the Fifth Development Milestone Fee is payable within […***…].
(c)	For the avoidance of doubt, if more than one milestone is reached in any year, the relevant Development Milestone Fee for each of those milestones will be payable in accordance with this Agreement.
(d)	Each Development Milestone Fee shall be payable only once, upon first achievement regardless of the number of times such milestone event is achieved.
3	Sales Milestone Fees
(a)	The Sales Milestone Fees are as follows:
(i)	the first Sales Milestone Fee is USD$[…***…] (“First Fee”);

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(ii)	the second Sales Milestone Fee is USD$[…***…] (“Second Fee”);
(iii)	the third Sales Milestone Fee is USD$[…***…] (“Third Fee”); and
(iv)	the fourth Sales Milestone Fee is USD$[…***…] (“Fourth Fee”).
(b)	The Sales Milestone Fees are payable as follows:
(i)	the First Fee is payable within […***…] after the end of the first year in which the Net Revenue in the Territory for that calendar year equals or exceeds USD$[…***…];
(ii)	the Second Fee is payable within […***…] after the end of the first year in which the Net Revenue in the Territory for that calendar year equals or exceeds USD$[…***…];
(iii)	the Third Fee is payable within […***…] after the end of the first year in which the Net Revenue in the Territory for that calendar year equals or exceeds USD$[…***…]; and
(iv)	the Fourth Fee is payable within […***…] after the end of the first year in which the Net Revenue in the Territory for that calendar year equals or exceeds USD$[…***…].
(c)	For the avoidance of doubt, if more than one milestone is reached in any year, the relevant Sales Milestone Fee for each of those milestones will be payable in accordance with this Agreement.
(d)

Each Sales Milestone Fee shall be payable only once, upon first achievement regardless of the number of times such milestone event is achieved. If two or more milestone events are achieved in the same calendar year, ACADIA shall pay to Neuren all milestone payments corresponding to the respective milestone events achieved.

4	Royalties
4.1	Royalty Payments

Subject to the royalty reductions set forth in clause 4.2 below, and during the applicable Exclusivity Period, ACADIA shall pay to Neuren, on a Quarterly basis, a running royalty on aggregate net revenues of all countries in the Territory at the following incremental royalty rates calculated on a country-by-country basis on total Net Revenue of Product in the Territory in the applicable Quarter:

Aggregate Annual Net Revenue	Royalty Rate
For the portion of aggregate annual Net Revenue of the Product in the Territory less than or equal to […***…]	[…***…]
For the portion of aggregate annual Net Revenue of the Product in the Territory greater […***…] but less than or equal to […***…]	[…***…]
For the portion of aggregate annual Net Revenue of the Product in the Territory greater than […***…] but less than or equal to […***…]	[…***…]

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Aggregate Annual Net Revenue	Royalty Rate
For the portion of aggregate annual Net Revenue of the Product in the Territory greater than […***…]	[…***…]

For example, if the Annual Net Revenue in the Territory is $[…***…], comprised of Annual Net Revenue in the United States of $[…***…] and $[…***…] in Mexico. If a Generic Product is sold in Mexico during such Quarter, then the royalty payable pursuant to this clause 4.1 in Mexico would be subject to the […***…]% royalty reduction set forth in clause 4.2(a). Total royalties payable on total Annual Net Revenues would be $[…***…] calculated as:

(Annual Net Revenue in the United States ($[…***…]) multiplied by the applicable royalty rate ([…***…]%)) plus

(Annual Net Revenue in Mexico ($[…***…]) multiplied by the reduced applicable royalty rate ([…***…]%) for such country).

4.2	Royalty Reduction
(a)

Generic Entry. The royalty rates set forth in part 4.1 of this Fee Schedule that are applied to the Net Revenue of a Product in a country shall be reduced by […***…]% if a Generic Product in respect of that Product is sold in such country, beginning in the first Quarter during which such Generic Product is sold in such country.

(b)

Third Party Licenses. ACADIA shall be responsible for paying the license fees, royalties, and milestones with respect to Third Party licenses for intellectual property that ACADIA reasonably believes are necessary or reasonably useful for the Development, manufacturing or Commercialization of the Product in the Territory.  For such Third Party licenses, ACADIA will be entitled to deduct up to […***…]% of all such amounts due to such Third Party from Royalties payable to Neuren pursuant to part 4.1 of this Fee Schedule.

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SCHEDULE OF PATENTS AND PATENT APPLICATIONS

Territory	Patent number	Title	Filing	Issue
[…***…]	[…***…] […***…]	[…***…] […***…]	[…***…] […***…]	[…***…] […***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…] […***…] […***…]	[…***…] […***…] […***…]	[…***…] […***…] […***…]	[…***…] […***…] […***…]

Territory	Application number	Title	International Filing Date
[…***…]	[…***…]	[…***…]	[…***…]

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Exhibit a

[…***…]

[…***…]

[…***…]

[…***…]

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EXECUTED as an AGREEMENT

EXECUTED by NEUREN PHARMACEUTICALS LIMITED	) )

/s/ Richard S. Treagus		/s/ Jon Pilcher
Signature of director		Signature of company secretary (delete as applicable)

Richard S. Treagus		Jon Pilcher
Name of director (print)		Name of company secretary (print)

EXECUTED by ACADIA PHARMACEUTICALS INC.	) )

/s/ Steve Davis		/s/ Austin D. Kim
Signature of director		Signature of ~~director /~~ company secretary (delete as applicable)

Steve Davis		Austin D. Kim
Name of director (print)		Name of ~~director /~~ company secretary (print)